Exhibit 10.2
THE AGENT AND THE NOTE PARTIES ARE EACH PARTY TO AN INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 16, 2017, WITH HERCULES CAPITAL, INC., AS SENIOR CREDITOR, AND THE OTHER PARTIES PARTY THERETO FROM TIME TO TIME, AND THE TERMS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH INTERCREDITOR AGREEMENT, AND IF ANY CONFLICT SHALL EXIST BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH INTERCREDITOR AGREEMENT, THE TERMS OF SUCH INTERCREDITOR AGREEMENT WILL GOVERN AND CONTROL.
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT is made and dated as of October 16, 2017, and is entered into by and between Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (“Parent” or “Issuer”), Myovant Holdings Limited, a company incorporated in England and Wales with registered number 10317663 whose registered address is Suite 1, 3rd Floor 11-12 St. James’s Square, London, United Kingdom, SW1Y 4LB (“Myovant England”), Myovant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland (“Myovant Switzerland”), Myovant Sciences Ireland Limited, a private company limited by shares organized under the laws of Ireland with registered number 601541 whose registered address is 24/26 City Quay, Dublin 2 (“Myovant Ireland”), Myovant Sciences, Inc., a Delaware corporation (“Myovant Delaware” and, together with Myovant England and Myovant Switzerland and Myovant Ireland, each a “Guarantor” and, together with the other subsidiary guarantors from time to time party hereto, collectively the “Guarantors”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each referred to as a “Purchaser” and collectively referred to as “Purchasers”) and NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P., a Cayman Islands exempted limited partnership, in its capacity as administrative agent and collateral agent for itself and the Purchasers (in such capacity, the “Agent”).
RECITALS
A.    Issuer proposes to issue and sell Notes and establish a Note issuance programme pursuant to and incorporating by reference the terms of this Agreement;
B.    Issuer has requested the Purchasers to purchase from Issuer Notes in an aggregate principal amount of up to Sixty Million Dollars ($60,000,000) pursuant to the terms of this Agreement and during the term of the Note issuance programme hereby established;
C.    Issuer has requested the Purchasers to purchase from Issuer, on or after fifteen (15) Business Days after the date hereof, Notes in an aggregate principal amount of Six Million Dollars ($6,000,000);

D.    Concurrent with each purchase of Notes hereunder, each Purchaser, through itself or its Affiliate, and subject to applicable law and regulations, has agreed to purchase Common Shares of the Parent as set forth herein;
E.    Each Purchaser is willing to purchase the Notes on the terms and conditions set forth in this Agreement; and
F.    Pursuant to the terms of this Agreement, the Issuer may enter into Intercreditor Agreements from time to time governing the rights of the parties hereto.
AGREEMENT
NOW, THEREFORE, each Note Party, Agent and each Purchaser agrees as follows:
SECTION 1 DEFINITIONS AND RULES OF CONSTRUCTION
1.01    Definitions. The following capitalized terms shall have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Note Party and a third-party bank or other institution (including a Securities Intermediary) with which any Note Party maintains a Deposit Account or an account holding Investment Property.
“Administration Fee” means an annual administrative fee of Three Hundred Thousand Dollars ($300,000).
“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agent” has the meaning given to it in the preamble to this Agreement.
“Agreement” means this Securities Purchase Agreement, as amended from time to time.
“Amortization Date” means November 1, 2020; provided, however, if no Event of Default or Material Adverse Effect has occurred and is continuing, then, upon the written request of Issuer received on or prior to November 1, 2020, such date shall be extended to November 1, 2021.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Prevention of Corruption Acts 1889 to 2010 of Ireland and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Assignee” has the meaning given to it in Section 11.14.
“Bermuda Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain Bermuda-law security agreement, dated as of the date hereof, between Parent and Agent, and (b) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board” means Parent’s Board of Directors.
“Board of Directors” means the board of directors or comparable governing body of such Person, or any subcommittee thereof, as applicable.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.
“Cash” means all cash, cash equivalents and liquid funds.
“Change in Control” means (a) any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) of Parent, or any sale or exchange of outstanding Common Shares (or similar transaction or series of related transactions) of Parent, and in each case as a result of such transaction any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Roivant owns, directly or indirectly, shares representing more than thirty-five percent (35%) of the voting power of Parent or such surviving entity; or (b) Parent, directly or indirectly, ceases to own one hundred percent (100%) (excluding Nominal Shares) of the Equity Interests of each of the Guarantors. Notwithstanding the foregoing, neither the merger of a Note Party into another Note Party nor any Permitted Transfer shall constitute a Change in Control.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Purchaser, such later date on which such Purchaser becomes a party to this Agreement of (a) the adoption of any law, rule or regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Purchaser with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date, provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claims” has the meaning given to it in Section 11.11.
“Clinical Studies” means all clinical studies listed on Schedule 1.01(a).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning given to it in Section 3.04.
“Commission” means the United States Securities and Exchange Commission.
“Common Shares” means the Common Shares, $0.000017727 par value per share, of the Parent.
“Compliance Certificate” means the compliance certificate in the form attached hereto as Exhibit C.
“Confidential Information” has the meaning given to it in Section 11.13.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP or IFRS, as applicable; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Contribution Notice” means a contribution notice issued by the U.K. Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Controlled Foreign Corporation” means any subsidiary of the Parent (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) which is organized under the laws of the United States (or any state thereof) and has no material assets other than Equity Interests of Persons described in clause (i).
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Note Party or in which any Note Party now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, Bermuda, the United Kingdom, Ireland, Switzerland or of any other country.
“Current Pay Interest” has the meaning given to it in Section 2.01(d).
“Deposit Accounts” means any “deposit account,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit wherever located.
“Disclosure Letter” means that certain letter, dated as of the date hereof, delivered by Parent to Agent.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and the termination of the Note Purchase Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares) (except as a result of a change of control fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and the termination of the Note Purchase Commitments), in whole or in part, or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Stated Maturity Date; provided that (i) if such Equity Interests are issued pursuant to a plan for the benefit of the Issuer or its Subsidiaries or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Issuer or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability and (ii) Disqualified Equity Interests shall not include any equity derivatives permitted under Section 7.07.
“Dollars” means the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“English Security Documents” means the following documents each in a form and substance reasonably satisfactory to Agent: (a) an English law governed debenture over all of the assets (both present and future) of Myovant England, (b) an English law governed share charge entered into by the Parent in respect to the entire issued share capital of Myovant England and (c) such other documents incidental to the foregoing as Agent may reasonably determine.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person, but excluding, for the avoidance of doubt, securities offered in the Permitted Convertible Debt Financing and any other Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.
“Equity Purchase” has the meaning given to it in Section 8.01.
“Equity Purchaser” has the meaning given to it in Section 8.01.
“Equity Purchase Price” has the meaning given to it in Section 8.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning given to it in Section 9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of any Note Party or any of its Subsidiaries (provided that the funds in any payroll account shall not exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle) or the funds in which consist solely of funds held in trust for any director, officer or employee of such Note Party or Subsidiary or any employee benefit plan maintained by such Note Party or Subsidiary or funds representing deferred compensation for the directors and employees of such Note Party or Subsidiary, (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered pursuant to clauses (vi) and (xiv) of the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business), (iii) accounts containing no (zero) balance, and (iv) prior to the lapse of any grace period set forth therein, accounts indicated as “Excluded Accounts” in Exhibit D to the Disclosure Letter.
“Excluded Assets” means (i) motor vehicles and other equipment subject to a certificate of title statute, (ii) leasehold interests in real property, (iii) any fee-owned real property with an appraised value of less than $1,000,000, (iv) assets subject to a Lien permitted by clause (vii) of the definition of Permitted Liens or purchase money debt obligations, in each case in favor of a Person other than Parent and its Subsidiaries and permitted hereunder, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets or creates a right of termination in favor of such Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law) (vi) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), (vii) any Excluded Accounts and (viii) any Excluded Equity Interests.

“Excluded Equity Interests” means (a) Equity Interests in entities where a Note Party holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational or governing documents of such entity, or agreements with the other equity holders, of such entity, (b) Equity Interests of a Controlled Foreign Corporation with voting power in excess of 65% of the total combined voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote and (c) any other Equity Interests (or any portion thereof) of a type referenced in clause (ii) of the definition of Permitted Investments to the extent held in an Excluded Account.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or by any contractual obligation existing on the Closing Date (or, if later, the date of acquisition of such Subsidiary) (provided such contractual obligation was not entered into in contemplation thereof) from guaranteeing the Secured Obligations or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to guarantee the Secured Obligations unless such consent, approval, license or authorization has been received or can be obtained by the Subsidiary through the use of commercially reasonable efforts, (b) any Controlled Foreign Corporation or any subsidiary of a Controlled Foreign Corporation, (c) any Foreign Subsidiary for which the providing of the guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers, (d) any Subsidiary that is not a wholly owned Subsidiary of Parent or a Guarantor and (e) any Immaterial Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Purchaser or Agent or required to be withheld or deducted from a payment to a Purchaser or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser or Agent being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note or Note Purchase Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note (other than pursuant to an assignment under Section 2.10) or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Purchaser or Agent’s failure to comply with Section 2.08(g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) so long as no Event of Default has occurred and is continuing and (in the case of where the tax is U.K. Withholding Tax) provided that the applicable U.K. Withholding Tax does not arise as a result of or in connection with the failure of the Issuer to achieve or maintain the listing of the Notes for the purposes of section 987 Income Tax Act 2007, any U.K. Withholding Tax imposed on amounts payable to or for the account of an assignee of a Purchaser with respect to an applicable interest in a Note or Note Purchase Commitment under Section 11.07, except to the extent that, pursuant to Section 2.08, additional amounts with respect to U.K. Withholding Tax were payable to the assignor immediately before the assignee acquired its interest in the relevant Notes, (f) any Taxes imposed on or with respect to any payment made on the Common Shares and (g) in the case of Irish Withholding Tax only, so long as no Event of Default has occurred and is continuing, any Irish Withholding Tax imposed on amounts payable to or for the account of an assignee of a Purchaser with respect to an applicable interest in a Note or Note Purchase Commitment under Section 11.07, except to the extent that, pursuant to Section 2.08, additional amounts with respect to Irish Withholding Tax were payable to the assignor immediately before the assignee acquired its interest in the relevant Notes.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing.
“Financial Statements” has the meaning given to it in Section 7.01.
“Financial Support Direction” means a financial support direction issued by the U.K. Pensions Regulator under section 43 of the Pensions Act 2004.

“First Redemption Date” has the meaning given to it in Section 2.05(a).
“Foreign Collateral” has the meaning given to it in Section 3.04.
“Foreign Security Documents” means the Bermuda Security Documents, the English Security Documents, the Irish Security Documents and the Swiss Security Documents.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantor” has the meaning given to it in the preamble to this Agreement, including for the avoidance of doubt any entity that is required to become a Guarantor after the Closing Date pursuant to the terms of any Note Document.
“Guaranteed Obligations” has the meaning given to it in Section 12.01.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement incurred by any Note Party or any of its Subsidiaries not for speculative purposes and entered into in the ordinary course of business.
“Hercules” means Hercules Capital, Inc., a Maryland corporation, as first lien agent for Agent.
“Hero Program Indication” means the indication listed for item 5 of Schedule 1.01(a).
“Holder” has the meaning given to it in Section 8.05.
“IFRS” means the international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary designated by Issuer as an “Immaterial Subsidiary” provided that (i) as of the most recent fiscal quarter of Parent, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.01, such Subsidiary held less than five percent (5%) of Parent’s consolidated total assets as of such date; provided that, if at any time the aggregate amount of total assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Parent’s consolidated assets as of the end of any such fiscal quarter, Issuer shall designate sufficient Subsidiaries as not being “Immaterial Subsidiaries” to eliminate such excess.
“Indebtedness” means, as to any Person at a particular time, indebtedness of any kind, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP or IFRS, as applicable, including (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) capital leases and synthetic lease obligations; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests (other than obligations in respect of accrued but undeclared dividends) and (g) all Contingent Obligations.
“Indemnified Person” has the meaning given to it in Section 6.03.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indications” means the Liberty Program Indication, the Spirit Program Indication and the Hero Program Indication.
“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they become due, or be unable to pay or perform under the Note Documents, or shall become insolvent or is deemed to, or is declared to, be unable to pay its debts under any applicable law; (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, arrangement, examinership, administration, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances (other than pursuant to a reorganization, arrangement, composition, readjustment, liquidation or dissolution of a Note Party; provided that another Note party is the surviving entity); (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, examiner, administrator or liquidator of such entity or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such entity; (f) such entity or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); (g) (i) forty-five (45) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, arrangement, composition, receivership, examinership, administration, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver, administrator, examiner or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (h) such entity is dissolved (other than pursuant to a consolidation, amalgamation or merger or a voluntary liquidation or dissolution of an entity other than Parent into another Note Party); (i) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (j) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (i) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (k) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or (l) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, any Insolvency Event or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means all of each Note Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; each Note Party’s applications therefor and reissues, extensions, or renewals thereof; and each Note Party’s goodwill associated with any of the foregoing, together with each Note Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Intercreditor Agreement” is defined in the definition of Permitted Indebtedness.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any beneficial ownership (including shares, stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
“Ireland” means the Republic of Ireland and “Irish” shall be construed accordingly.
“Irish Security Documents” means the following documents each in a form and substance reasonably satisfactory to Agent: (a) an Irish law governed debenture over all of the assets (both present and future) of Myovant Ireland, (b) an Irish law governed share charge over the entire issued share capital of Myovant Ireland and (c) such other documents incidental to the foregoing as Agent may reasonably determine.
“Irish Withholding Tax” means any Taxes imposed by way of deduction or withholding pursuant to Irish law.
“Joinder Documents” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit A, and (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Bermuda Security Documents, English Security Documents, Irish Security Documents, Swiss Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or any of the foregoing jurisdictions.
“Liberty Program Indication” means the indication listed for items 1 and 2 of Schedule 1.01(a).

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided that in no event shall a license or an operating lease constitute a Lien.
“Material Adverse Effect” means (a) the occurrence of a Study Product Failure; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Note Parties and their Subsidiaries, taken as a whole; (ii) the ability of the Note Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Note Documents, or the ability of Agent or any Purchaser to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.
“Maximum Amount” has the meaning given to it in Section 11.22(a).
“Maximum Note Purchase Amount” means Sixty Million and No/100 Dollars ($60,000,000).
“Maximum Rate” has the meaning given to it in Section 2.02.
“Nominal Shares” means director’s qualifying shares or other shares required by applicable laws to be owned by a Person other than the Issuer and/or one or more of its Subsidiaries.
“Note Documents” means this Agreement, the Notes, the Account Control Agreements, the Joinder Documents, the Disclosure Letter, all UCC Financing Statements, the Pledge Agreement, the Foreign Security Documents, each Intercreditor Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Note Party” means Issuer and each Guarantor.
“Note Purchase Commitment” means as to any Purchaser, the obligation of such Purchaser, if any, to purchase from Issuer Notes in a principal amount not to exceed the amount set forth under the heading “Note Purchase Commitment” opposite such Purchaser’s name on Schedule 1.01(b).
“Note Purchase Commitment Termination Date” means the earlier of (a) December 31, 2018, or (b) the date on which a Study Product Failure occurs.
“Note Purchase Shortfall Amount” has the meaning given to it in Section 2.01(a).

“Notes” means the notes issued hereby by Issuer and purchased by the Purchasers, in substantially the form attached hereto as Exhibit B.
“NYSE” means the New York Stock Exchange.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Origination Fee” means Three Hundred Thousand Dollars ($300,000), which is payable to the Purchasers on the first Purchase Date.
“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (“Transfer Taxes”) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than to the extent that such assignment occurs as a result of or in connection with Section 2.10 (Mitigation Obligations)). For the avoidance of doubt, “Other Taxes” shall not include (i) any Transfer Taxes arising from the transfer, or agreement to transfer, any Note whatsoever other than to the extent such transfer or agreement to transfer occurs as a result of or in connection with Section 2.10 (Mitigation Obligations) or (ii) any Taxes imposed with respect to the Common Shares.
“Participant” has the meaning given to it in Section 11.07(d)(i).
“Participant Register” has the meaning given to it in Section 11.07(d)(ii).
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Note Party now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America, Bermuda, the United Kingdom, Ireland, Switzerland or any other country.

“Permitted Acquisition” means any acquisition (including by way of merger or license) by any Note Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:
(a)    such acquisition is of a business or Person engaged in a line of business similar, related, or complementary to lines of business of the Note Parties and their Subsidiaries;
(b)    if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Note Party or of a Subsidiary and such Note Party shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into a Note Party (with such Note Party being the surviving entity);
(c)    if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Note Party;
(d)    Parent shall have delivered to Agent at least five (5) days prior to the date of such acquisition, notice of such acquisition together with copies of then-current drafts of all material documents relating to such acquisition, and, to the extent available, historical financial statements for such acquired entity, division or line of business, and pro forma financial information demonstrating compliance with the covenant set forth in Section 7.16 hereof on a pro forma basis;
(e)    both immediately before and immediately after such acquisition, no default or Event of Default shall have occurred and be continuing; and
(f)    immediately after such acquisition, the Note Parties’ Unrestricted Cash plus commitments for additional financings is greater than an amount equal to the Note Parties’ projected cash burn (including for the avoidance of doubt all costs – research, development or otherwise) for the six (6) month period ending after the end of calendar month immediately after the consummation of such acquisition (or if such acquisition is closed in multiple steps or “closings”, then for each such step or “closing”), subject to calculation and documentation certified by the Chief Financial Officer of Parent and verification by the Agent in its reasonable discretion.

“Permitted Convertible Debt Financing” means issuance by any Note Party of senior unsecured convertible or exchangeable notes in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000); provided that such notes shall (a) be issued only after Issuer has requested and purchases have been made hereunder equal to at least Forty-Five Million Dollars ($45,000,000), (b) be unsecured and not be guaranteed by any Subsidiary that is not a Note Party hereunder, (c) not provide for (i) any scheduled payment or mandatory prepayment of principal or (ii) have a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control, fundamental change or asset sale repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case earlier than one hundred eighty-one (181) days after the Stated Maturity Date, (d) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes (it being agreed that subordination terms substantially in the form of Exhibit E shall be deemed usual and customary), (e) specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms and (f) be convertible or exchangeable for ordinary shares of Parent, or cash, ordinary shares of Parent, or any combination thereof at the option of Parent.

“Permitted Indebtedness” means: (i) Indebtedness of any Note Party in favor of the Purchasers or Agent arising under this Agreement or any other Note Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule P-1 to the Disclosure Letter; (iii) Indebtedness in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding, secured by a Lien described in clause (vii) of the definition of Permitted Liens provided that such Indebtedness does not exceed the cost of the assets financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, (v) Indebtedness incurred in the ordinary course of business with corporate credit cards; (vi) Indebtedness (including intercompany Indebtedness) that constitutes a Permitted Investment; (vii) Subordinated Indebtedness; (viii) reimbursement obligations in connection with letters of credit and cash management services (including, for the avoidance of doubt, credit cards, merchant cards, purchase cards and debit cards) and issued on behalf of Issuer or a Subsidiary thereof in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding; (ix) Indebtedness secured by a Lien described in clause (xi) of “Permitted Liens”; (x) other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time outstanding; (xi) Permitted Convertible Debt Financing; (xii) obligations under any Hedging Agreement; (xiii) Indebtedness under one or more credit facilities in an aggregate principal amount not to exceed Forty Million Dollars ($40,000,000) which may be secured by Liens on the Collateral senior to the Liens granted to the Agent (“Permitted Senior Debt”); provided that the lenders thereof or their representative or agent (as applicable, the “Permitted Senior Debt Representative”) have executed and delivered to Agent an intercreditor agreement in form and substance reasonably satisfactory to the Agent (an “Intercreditor Agreement”); (xiv) Indebtedness arising from agreements providing for earn-outs, milestones, royalties, indemnification, adjustment of purchase price or similar obligations, or from guaranties or performance bonds securing the performance of Parent or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions; and (xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the maturity thereof is not shortened and principal amount is not increased or the terms modified to impose materially more burdensome terms upon Issuer, the Note Parties or their Subsidiaries, as the case may be, except to the extent of any premiums or penalties, accrued and unpaid interest thereon and reasonable fees and expenses associated with such extensions, refinancing and renewals.
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule P-2 to the Disclosure Letter and any modification, replacement, renewal or extension thereof (provided that the net investment amount is not increased); (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d)

money market accounts, (e) investments denominated in the currency of foreign jurisdictions with a maturity of not more than one year from the date of acquisition thereof which are substantially similar (including creditworthiness) to the items specified in clauses (a) through (d) of this clause (ii) made in the ordinary course of business, (f) securities of government sponsored entities having ratings of at least AAA by Moody’s (or the then equivalent grade) or AAA by S&P (or the then equivalent grade) as of the date of acquisition and having maturities not more than one year from the date of acquisition thereof, (g) in the case of Parent or any Foreign Subsidiary, other short-term investments that are analogous to those referenced in the foregoing clauses (a) through (f), are of comparable credit quality and are customarily used by the companies in the jurisdiction of Parent or such Foreign Subsidiary for cash management purposes, and (h) other Investments described in Parent’s investment policy as approved by Agent in writing (it being understood that the investment policy provided to Agent prior to the Closing Date shall be deemed approved in writing) and the Board from time to time; (iii) (a) Investments in Note Parties, (b) Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into Joinder Documents within the time periods specified in Section 7.13 and executes such other related documents as shall be reasonably requested by Agent, (c) Investments in Subsidiaries constituting guarantees of obligations that do not constitute Indebtedness and (d) other Investments in Subsidiaries that are not Note Parties in an aggregate net amount not to exceed One Million Dollars ($1,000,000); (iv) equity derivatives and stock repurchases (including, without limitation, by means of accelerated stock repurchases and forward purchases) as permitted by Section 7.07, in each case provided that no Event of Default has occurred, is continuing or would exist immediately after entry into the agreement governing such derivatives or stock repurchases; (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including Indebtedness) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Issuer’s and its Subsidiaries’ business and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vii) shall not apply to Investments of Issuer in any Subsidiary; (viii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of shares of Parent pursuant to employee share or stock purchase plans or other similar agreements approved by the Board; (ix) Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business; (xi) Investments consisting of Permitted Acquisitions and any Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof (provided that the net investment amount is not increased); (xii) Hedging Agreements permitted under clause (xii) of the definition of Permitted Indebtedness; and (xiv) additional Investments that do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate net outstanding amount.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or the Purchasers; (ii) Liens existing on the Closing Date which are disclosed in Schedule P-3 to the Disclosure Letter; (iii) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided that Issuer maintains adequate reserves therefor in accordance with GAAP or IFRS, as applicable (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business and imposed without action of such parties; provided that the payment thereof is not yet sixty (60) days past due; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, software, other intellectual property or other assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clauses (v) and/or (viii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) at any time; (xv) other Liens in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time; provided that such liens be limited to specific assets and not all assets or substantially all assets of Issuer; (xvi) Liens on the Collateral securing Indebtedness permitted in clause (xiii) of “Permitted Indebtedness”; (xvii) Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.08 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.08; (xviii) Liens in favor of a Note Party; and (xviii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvi) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, except to the extent of any premiums or penalties, accrued and unpaid interest thereon and reasonable fees and expenses associated with such extensions, refinancing and renewals.

“Permitted Senior Debt” is defined in the definition of Permitted Indebtedness.
“Permitted Senior Debt Representative” is defined in the definition of Permitted Indebtedness.
“Permitted Transfers” means (i) sales, transfers and other dispositions of Inventory in the ordinary course of business, (ii) (a) non-exclusive inbound and outbound licenses, sublicenses and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business and (b) other licenses and sublicenses that (1) could not result in a legal transfer of title of the licensed property and (2) if in the field of women’s health, are not exclusive as to territory as to the United States, (iii) sales, transfers and other dispositions to Note Parties and sales, transfers and other dispositions expressly permitted under Sections 7.05, 7.06 or 7.07, (iv) sales, transfers and other dispositions constituting arms-length transactions of worn-out, obsolete or surplus assets, (v) transfers of equipment or real property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such transfer are reasonably promptly applied to the purchase price of such replacement property, (vi) the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims, whether or not in the ordinary course of business; provided that if an Event of Default shall have occurred and be continuing at the time of such surrender, waiver or settlement, “Permitted Transfers” shall not include any surrender, waiver or settlement of any rights and claims outside the ordinary course of business (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier) in an amount in excess of Two Million Dollars ($2,000,000), (vii) the use of Cash subject to the restrictions and limitations set forth in the Note Documents, and (viii) other transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Myovant England and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Pricing Supplement” means a pricing supplement substantially in the form of Exhibit F, subject to such amendment or modification as may be required by the Bermuda Stock Exchange to permit listing of the Notes thereon.
“Principal Market” means the NYSE and any other principal market or exchange on which the Common Shares are listed or quoted for trading.

“Products” means all products (including the Study Product), software, service offerings, technical data or technology currently being designed, manufactured or sold by any Note Party or which any Note Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Note Party since its incorporation or formation.
“Purchase Date” means the issue date of any Note.
“Purchase Request” means a request to issue and sell Notes to the Purchasers submitted by Issuer to Agent in substantially the form of Exhibit A to the Disclosure Letter.
“Purchaser” has the meaning given to it in the preamble to this Agreement.
“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.
“Receivables” means (i) all of each Note Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Redemption Charge” has the meaning given to it in Section 2.05(a).
“Register” has the meaning given to it in Section 11.07.
“Regulatory Approval” means, for the Study Product, any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations, or authorizations of any Governmental Authority (including any pricing and reimbursement approvals, if required prior to sale in the applicable country or group of countries) that are necessary for the marketing and sale of a pharmaceutical product in a country or group of countries.
“Required Purchasers” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Notes then issued and outstanding.
“Rights Payment” has the meaning given to it in Section 3.01.
“Roivant” means, collectively, Roivant Sciences, Ltd. and its controlled Affiliates (excluding the Parent and its direct and indirect Subsidiaries).
“Roivant Documents” has the meaning given to it in Section 5.06(b).
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Secured Obligations” means each Note Party’s obligations under this Agreement (other than Section 8 hereof) and any Note Document, including any obligation to pay any amount now owing or later arising.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Spirit Program Indication” means the indication listed for items 3 and 4 of Schedule 1.01(a).
“Stated Interest Rate” means 15.0%.
“Stated Maturity Date” means October 16, 2023.
“Study Product” means Issuer’s gonadotropin-releasing hormone receptor antagonist, commonly known as relugolix.
“Study Product Failure” means either (i) the early termination of each of the Clinical Studies or (ii) each of the Clinical Studies for any Indication have failed to achieve the primary endpoints identified in the protocol for such Clinical Study.
“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Note Party owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 5.15 to the Disclosure Letter.
“Swiss Guarantor” has the meaning set forth in Section 11.22.
“Swiss Obligor” means a Note Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) a quota pledge agreement between Myovant England as pledgor and Hercules as pledgee, regarding the pledgor’s quotas in Myovant Switzerland, (b) a bank account pledge agreement between Myovant Switzerland as pledgor and Hercules as pledgee, regarding certain of the pledgor’s bank accounts, (c) a security assignment agreement between Myovant Switzerland as assignor and Hercules as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, and (d) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.
“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Note Party or in which any Note Party now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, Bermuda, the United Kingdom, Ireland, Switzerland or any other country or any political subdivision thereof.
“Trading Day” means a day on which the Principal Market open for trading.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“UCC Collateral” has the meaning given to it in Section 3.01.

“U.K.” means the United Kingdom.
“U.K. Withholding Tax” means any Taxes imposed by way of deduction or withholding by the U.K.
“U.K. Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the U.K. Pensions Act 2004.
“Unrestricted Cash” means, as of any date of determination (a) Cash held by a Note Party, in each case subject to an Account Control Agreement minus (b) the amount of the Note Parties’ accounts payable under GAAP not paid after the 120th day following the invoice date for such accounts payable.
“Upstream or Cross-Stream Secured Obligations” has the meaning set forth in Section 11.22(a).
“VWAP” has the meaning given to it in Section 8.01.
“Withholding Agent” means Issuer and the Agent.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Note Documents shall have the meaning customarily given such term in accordance with GAAP or IFRS, as applicable, and all financial computations hereunder shall be computed in accordance with GAAP or IFRS, as applicable, consistently applied. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for fiscal year ending March 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP or IFRS, as applicable, relating thereto, or the adoption of IFRS, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes. Unless otherwise defined herein or in the other Note Documents, terms that are used herein or in the other Note Documents and defined in the UCC shall have the meanings given to them in the UCC.
Notwithstanding anything herein to the contrary, any reference in any Note Document to “first priority security interest”, “first priority Liens”, “perfected security interest”, “perfected Liens” or terms with the equivalent meaning shall be deemed to be followed by the phrase “(other than Permitted Liens)”, and such perfection and priority shall be subject to the limitations set forth in Section 14 and to the provisions of any applicable Intercreditor Agreement.

1.02    Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to the Agent on the date of such determination; provided, however, that (a) for purposes of determining compliance with respect to the amount of any Indebtedness, Transfer, Investment, transaction permitted by Section 7.07 or judgment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or Asset Disposition, Investment or transaction permitted by Section 7.07 is made, or such judgment entered, and (b) notwithstanding anything herein to the contrary, nothing in this paragraph changes, modifies or alters the obligations of any Note Party to pay all amounts owed hereunder in the Dollar amount required hereunder notwithstanding any changes or other fluctuations with respect to any currency exchanged into Dollars. No default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.
SECTION 2     THE NOTES
2.01    Note Purchases.
(a)    Purchases. Subject to the terms and conditions of this Agreement as supplemented by each Pricing Supplement, the Issuer will issue and each Purchaser will severally (and not jointly) purchase Notes in an aggregate principal amount not to exceed its respective Note Purchase Commitment. Issuer agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase, Six Million Dollars ($6,000,000) aggregate principal amount of Notes on a date that is fifteen (15) Business Days after the Closing Date. The aggregate outstanding principal amount of Notes may be up to the Maximum Note Purchase Amount; provided that, on or prior to the Note Purchase Commitment Termination Date, Issuer shall have issued and the Purchasers shall have purchased an additional aggregate principal amount of Notes equal to at least Twenty-Four Million Dollars $24,000,000. If Issuer has not requested that the Purchasers purchase Notes in an aggregate principal amount of at least Thirty Million Dollars ($30,000,000) on or before sixteen (16) Business Days prior to the Note Purchase Commitment Termination Date, Issuer shall be obliged to issue and be deemed to have requested that the Purchasers purchase Notes effective sixteen (16) Business Days prior to the Note Purchase Commitment Termination Date in an aggregate principal amount equal to the difference between Thirty Million Dollars ($30,000,000) and the sum of all the principal amount of all previously issued Notes as of such date (the “Note Purchase Shortfall Amount”), and the Purchasers shall purchase Notes in an aggregate principal amount equal to the Note Purchase Shortfall Amount one (1) Business Day prior to the Note Purchase Commitment Termination Date, provided, however, if a Material Adverse Effect or Study Product Failure has occurred or is reasonably likely to occur, the Purchasers shall not be required to purchase any such Notes or make any Equity Purchase pursuant to Section 8.01.

(b)    Purchase Request. To request a Purchase, prior to the Note Purchase Commitment Termination Date, Issuer shall complete, sign and deliver a Purchase Request at least fifteen (15) Business Days before the requested Purchase Date to Agent. Each Purchaser shall purchase Notes in the manner requested by the Purchase Request; provided that (i) each of the conditions precedent to the issuance and sale of such Notes is satisfied as of the requested Purchase Date; and (ii) no Purchase Request shall be delivered and no Note shall be issued for a nominal principal amount of less than $1,000,000.
(c)    Stated Interest Rate. The principal balance shall bear interest thereon from such Purchase Date in an amount equal to the product of the outstanding Notes’ principal balance multiplied by the Stated Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.
(d)    Payment. Issuer will pay 1/3 of the accrued but unpaid interest (i.e., 5% of the 15%) on each Note on the first Business Day of each calendar quarter, beginning the quarter after the applicable Purchase Date (such interest, the “Current Pay Interest”). Issuer will pay the remaining accrued but unpaid interest (i.e., 10% of the 15%) on each Note on a deferred basis with such remaining interest due and payable by Issuer in cash upon the earlier of (i) the Amortization Date, and (ii) the repayment in full (whether upon voluntary or mandatory repayment or upon acceleration after an Event of Default). For the avoidance of doubt, accrued but unpaid interest shall not compound or otherwise be added to the outstanding principal balance of the Notes.
(e)    Issuer shall repay the aggregate principal balance of the Notes that is outstanding on the day immediately preceding the Amortization Date in equal quarterly installments of principal and Current Pay Interest beginning on the Amortization Date and continuing on the first Business Day of each quarter thereafter until the Notes are repaid. Any remaining outstanding principal balance of the Notes, together with any and all accrued but unpaid interest hereunder, shall be due and payable on the Stated Maturity Date. Subject to Section 2.08, Issuer shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.
(f)    Notwithstanding anything to the contrary herein, to the extent that the Notes have not been listed and admitted to trading on the BSX (or another recognized stock exchange within the meaning of Section 1005 Income Tax Act 2007) prior to the first scheduled interest payment date, the payment of any amount of interest which would have been due and payable on such date shall be deferred until the next Business Day after the earlier of the date that:

(i)	such Notes have been listed and admitted to trading on such stock exchange; and

(ii)	the Issuer has received confirmation in writing from such stock exchange that such stock exchange will not grant permission for the Notes to be listed or admitted to trading on such exchange; and

(iii)	the second scheduled interest payment date.
2.02    Maximum Interest. Notwithstanding any provision in this Agreement or any other Note Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Issuer has actually paid to a Purchaser an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Issuer shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Purchasers’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Issuer.
2.03    Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees shall bear interest at a rate per annum equal to the rate set forth in Section 2.01(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.01(c) or Section 2.03, as applicable.
2.04    [Reserved].
2.05    Redemption; Termination.
(a)    From and after October 16, 2019 (the “First Redemption Date”), at its sole option upon at least seven (7) Business Days (or such shorter period as agreed by Agent in writing) prior notice to Agent, Issuer may redeem all or any portion greater than or equal to Five Million Dollars ($5,000,000) of the outstanding Notes by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest with respect to the principal balance being redeemed, plus all fees and other amounts owing under the Note Documents at such time, together with a redemption charge equal to the following percentage of the principal amount of the Notes being redeemed: if such Notes are redeemed in any of the first twelve (12) months following the First Redemption Date, 4.00%; after twelve (12) months but on or prior to twenty four (24) months following the First Redemption Date, 2.50%; and thereafter, 1.00% (each, a “Redemption Charge”). All redemptions proceeds shall be applied to such Notes then issued and outstanding as the Purchasers may in their discretion elect.
(b)    Issuer agrees that the Redemption Charge is a reasonable calculation of the Purchasers’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early redemption of the Notes.

(c)    Upon the occurrence of a Change in Control (i) prior to the First Redemption Date, Issuer may, or the Required Purchasers may require Issuer to, redeem the outstanding amount of all principal and accrued interest of all Notes plus all other fees and amounts owing under the Note Documents through the date of the occurrence of such Change in Control, including a redemption charge equal to 5.00% of the principal amount of the Notes then outstanding, or (ii) from and after the First Redemption Date, Issuer may, or the Required Purchasers may require Issuer to, redeem the outstanding amount of all principal and accrued interest of all Notes plus all other fees and amounts owing under the Note Documents through the redemption date and the applicable Redemption Charge.
(d)    Notwithstanding the foregoing, Agent and the Required Purchasers agree to waive the Redemption Charge if Agent and the Required Purchasers or any affiliate of Agent or the Required Purchasers (each in its sole discretion) agree in writing to refinance the Notes prior to the Maturity Date.
(e)    In connection with any redemption of all outstanding Notes or if otherwise no Notes are outstanding, Issuer may terminate this Agreement by written notice to Agent and the Purchasers, whereupon the Note Purchase Commitments shall terminate.
2.06    Notes. On the Closing Date and on each subsequent issuance of Notes pursuant to a Purchase Request, Issuer shall execute and deliver to each Purchaser (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Purchaser pursuant to Section 11.14) (promptly after the Issuer’s receipt of such notice) a Note or Notes registered in the name of the relevant Purchaser and/or their assignee. The terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control.
2.07    Pro Rata Treatment. Each payment (including redemption) on account of any fee and any reduction of the Notes shall be made pro rata according to the Note Purchase Commitments of the relevant Purchaser.
2.08    Taxes.
(a)    Defined Terms. For purposes of this Section 2.08, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding in the minimum amount required by law and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) each Purchaser or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Note Parties. The Note Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Note Parties. The Note Parties shall jointly and severally indemnify each Purchaser or Agent, as applicable, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Purchaser or Agent, as applicable, or required to be withheld or deducted from a payment to such Purchaser or Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Issuer by a Purchaser (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.
(e)    Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that any Note Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Note Parties to do so) and (ii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document or otherwise payable by the Agent to the Purchaser from any other source against any amount due to the Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 2.08, such Note Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Purchasers.
(i)    Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to Issuer and the Agent, at the time or times reasonably requested by Issuer or the Agent (or, with respect to U.K. Withholding Taxes, deliver to Issuer and the Agent or submit to the appropriate Governmental Authority within twenty (20) days after a written request by the Issuer or the Agent), such properly completed and executed documentation reasonably requested by Issuer or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (to the extent legally possible). In addition, any Purchaser, if requested by the Issuer or the Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Issuer or the Agent as will enable the Issuer or the Agent to determine whether or not such Purchaser is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation described in Section 2.08(g)(iii) below) shall not be required if in the Purchasers’ reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. Upon the reasonable request of the Issuer or the Agent, any Purchaser shall update any form or certification previously delivered pursuant to this Section 2.08(g). If any form or certification previously delivered pursuant to this Section 2.08(g) expires or becomes obsolete or inaccurate in any respect with respect to a Purchaser, such Purchaser shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Issuer and the Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Notwithstanding anything to the contrary herein, a Purchaser shall be deemed to have satisfied the requirements of Section 2.08(g) if no U.K. Withholding Tax is required to be withheld or deducted under a payment made under a Note Document due to the application of the quoted Eurobond exemption in Section 882 Income Tax 2007. For the avoidance of doubt and notwithstanding anything to the contrary herein, none of the Purchasers as at the date of this Agreement shall be required to comply with Section 2.08(g) for the purposes of U.K. Withholding Tax prior to the application of the aforementioned quoted Eurobond exemption so far as the Issuer is applying to list the Notes on the BSX (or another recognised stock exchange within the meaning of Section 1005 Income Tax Act 2007).

(iii)    If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Issuer and Agent at the time or times prescribed by law and at such time or times reasonably requested by Issuer or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Issuer or Agent as may be necessary for Issuer and Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Purchaser agrees that if it becomes aware that any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Issuer and Agent in writing of its legal inability to do so.
(iv)    To the extent that interest payable by the Issuer (or any intra-group loans) becomes subject to Swiss Withholding Tax, each relevant Purchaser and the Issuer shall reasonably co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Governmental Authority) to the extent possible and necessary for the Issuer to obtain authorization (i) to make interest payments without them being subject to the Swiss Withholding Tax or (ii) to being subject to Swiss Withholding Tax at a rate reduced under any applicable double taxation treaty.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    [Reserved.]
(j)    Increased Costs. If any Change in Law shall subject any Purchaser or the Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Notes, Note Purchase Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Purchaser or the Agent of making, converting to, continuing or maintaining any Note or of maintaining its obligation to make any such Note, or to reduce the amount of any sum received or receivable by such Purchaser or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Purchaser or the Agent, Issuer will pay to such Purchaser or Agent, as the case may be, such additional amount or amounts as will compensate such Purchaser or Agent, as the case may be, for such additional costs incurred or reduction suffered.
(k)    Survival. Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Note Purchase Commitment and the repayment, satisfaction or discharge of all obligations under any Note Document.
(l)    Irish Guarantee payments by Myovant Ireland. Notwithstanding anything to the contrary in this Agreement, if any payment by or on behalf of Myovant Ireland pursuant to Section 12 is subject to Irish Withholding Taxes, then:
(i)    such payment shall be increased as necessary so that after such deduction or withholding has been made, the Purchaser or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made; and
(ii)    a Purchaser entitled to receipt of such payment shall co-operate with Myovant Ireland in complying with Section 2.08(g) and Section 2.08(h) but only to the extent that: it is legally possible for it to claim the relevant exemption or reduction from Irish Withholding Taxes and comply with the provisions contained in those Sections; and provided that such co-operation and compliance is at Myovant Ireland’s sole cost and expense.
2.09    Fees.
(a)    Administration Fee. Issuer agrees to pay to the Agent, for its own account, the Administration Fee. The first Administration Fee will be due on the first Purchase Date hereunder and thereafter on each subsequent anniversary of such date.
(b)    Origination Fee. Issuer agrees to pay to the Agent, for its own account, the Origination Fee. The Origination Fee will be due on the first Purchase Date hereunder.

(c)    All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Agent.
2.10    Mitigation Obligations. (a) If any Purchaser requests compensation under Section 2.08(j) or if any Issuer or Guarantor is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.08, then such Purchaser shall, in consultation with the Issuer, use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 in the future and (ii) would not subject such Purchaser to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Purchaser. The Issuer hereby agrees to pay all costs and expenses reasonably incurred by any Purchaser in connection with any such designation or assignment.
(b)    If (i) any Purchaser requests compensation under Section 2.08(j) or (ii) the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.08, provided that no Event of Default shall have occurred and be continuing, then the Issuer may, at its sole expense and effort, upon notice to such Purchaser and the Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.07), all its interests, rights and obligations under the Note Documents to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided that (i) the Issuer shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer, which shall be payable and calculated as if the Issuer were making a redemption to such assigning Purchaser), (iii) in the case of any such assignment resulting from a claim for compensation or payments required to be made under Section 2.08(j), such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Purchaser shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply.
(c)    If (i) any Purchaser requests compensation under Section 2.08(j) or (ii) the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.08, then the Issuer and the Agent, in consultation with the Purchasers, hereby agree to permit, at the Issuer’s sole expense, the transfer of the Secured Obligations (including the Notes) from the Issuer to another Note Party or to use commercially reasonable efforts to restructure the Note Purchases (which may include a redemption without penalty or premium coupled with a concurrent refinancing of the Purchases through another Note Party) in a manner that (i) would eliminate or reduce amounts payable pursuant to Section 2.08 and (ii) would not subject any Purchaser to any material unreimbursed cost or expense that would otherwise be materially disadvantageous to any Purchaser.

(d)    Section 2.10 does not in any way limit the obligation of any Note Party under the Note Documents.
2.11    CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Agent shall use “CUSIP” numbers in all notices issued to the Purchasers as a convenience to the Purchasers; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Agent in writing of any change in the “CUSIP” numbers.
SECTION 3     SECURITY INTEREST
3.01    As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations (including the Notes), each Note Party grants to Agent a security interest in all of such Note Party’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “UCC Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) all other tangible and intangible personal property (other than Intellectual Property) of such Note Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Note Party and wherever located, and any of such Note Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the UCC Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the UCC Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.
3.02    Notwithstanding the broad grant of the security interest set forth in Section 3.01, above, the UCC Collateral shall not include any Excluded Assets.

3.03    If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are paid in full in accordance with the terms of this Agreement. At such time, the Collateral shall be released from the Liens created hereby, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, the Purchasers and each Note Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to the Note Parties. In addition, in connection with any Permitted Transfer of Collateral, the Agent hereby agrees to release such Liens and to deliver such instruments and perform such acts as are necessary to effect such release at the request and expense of any Note Party. Furthermore, at the request of any Note Party, the Agent shall enter into (i) customary non-disturbance or similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement and (ii) intercreditor agreements with respect to Indebtedness of a Note Party permitted under clause (xiii) of the definition of “Permitted Indebtedness” providing for the Liens of the Agent to be subordinated to such Indebtedness on terms customary for second-lien financings. Agent shall execute such documents, return any Collateral held by Agent hereunder and take such other steps as are reasonably necessary to accomplish the foregoing, all at the Note Parties’ sole cost and expense.
3.04    Parent, Myovant England, Myovant Ireland and Myovant Switzerland have entered into the Bermuda Security Documents, English Security Documents, Irish Security Documents and/or Swiss Security Documents in each case pursuant to which they have granted security interests in, to and under the collateral described therein (such collateral, collectively, the “Foreign Collateral”, and with the UCC Collateral, collectively, the “Collateral”) in favor of Agent for the benefit of the Purchasers.
SECTION 4     CONDITIONS PRECEDENT TO NOTE PURCHASES
The obligations of Purchasers to purchase the Notes hereunder are subject to the satisfaction by Issuer of the following conditions:
4.01    Closing Date. On or prior to the Closing Date, Issuer shall have delivered to Agent the following (other than as provided in Schedule 4.04 to the Disclosure Letter):
(a)    executed copies of the Note Documents, a legal opinion of each of Note Party’s Bermudian, Swiss, and United States counsel and a legal opinion of Agent’s English and Irish counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)    certified copy of resolutions of each of the Note Parties’ respective boards of directors (and shareholder, with respect to Myovant England and Myovant Ireland) evidencing (i) approval of (A) the Note and other transactions evidenced by the Note Documents and (B) with respect to Parent, the Equity Purchase and transactions evidenced thereby; (ii) authorizing a specified person or persons to execute the Note Documents to which it is a party on its behalf and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Purchase Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Note Documents to which it is a party;
(c)    certificates (as customary in the jurisdiction of Myovant England and Myovant Ireland and containing specimen signatures) of a director confirming that guaranteeing or securing the Notes would not cause any guaranteeing or similar limit binding on Myovant England or Myovant Ireland to be exceeded and certifying that each copy document relating to it specified in this Section 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date;
(d)    with respect to Myovant England, whose shares are the subject of the English Security Documents, either:
(i)    a certificate of an authorized signatory of the Parent certifying that:

1.	the Parent has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from Myovant England; and

2.	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of Myovant England, which is certified by an authorized signatory of the Parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or
(ii)    a certificate of an authorized signatory of the Parent certifying that Myovant England is not required to comply with Part 21A of the Companies Act 2006.
(e)    certified copies of the constitutional documents and the bylaws (or local law equivalent thereof), as amended through the Closing Date, of each Note Party;

(f)    (if applicable) a certificate of good standing or compliance (or insolvency search) for each Note Party from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;
(g)    a Purchase Request for the purchase of Notes in an aggregate principal amount of at least Six Million Dollars ($6,000,000) pursuant to Section 2.01(b), duly executed by Issuer’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director;
(h)    the Note Parties shall have paid all fees and expenses due and payable to the Agent hereunder on the Closing Date, including any such fees set forth in Section 2.09;
(i)    all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Note Party in blank in relation to the assets subject to or expressed to be subject to a Lien and other documents of title to be provided under the Note Documents;
(j)    documentation to the satisfaction of Agent’s advisors that the Note Documents and the transactions contemplated thereby do not breach sections 678 or 679 of the Companies Act 2006, sections 82 or 239 of the Companies Act, 2014 of Ireland or any equivalent legislation in other jurisdictions; and
(k)    such other documents as Agent may reasonably request.
4.02    All Purchases. On or prior to each Purchase Date:
(a)    Agent shall have received an Purchase Request for the relevant Notes as required by Section 2.01(b), each duly executed by Issuer’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director;
(b)    the representations and warranties set forth in this Agreement, including those set forth in Exhibit D hereto, shall be true and correct in all material respects on and as of the Purchase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;
(c)    the Note Parties shall be in compliance with all the terms and provisions set forth herein and in each other Note Document on its part to be observed or performed, and at the time of and immediately after such purchase no Event of Default shall have occurred and be continuing;

(d)    except for any Purchases occurring on the initial Purchase Date, Issuer shall (i) on the date of the relevant Purchase Request, have applied for the listing of the Notes to be issued on the Bermuda Stock Exchange (the “BSX”) by the submission of a Pricing Supplement to the BSX; and (ii) have ensured that all information disclosed in any prospectus filed with the BSX for the purpose of listing the Notes remains accurate, up to date and, when read together with any relevant Pricing Supplement, provides the Purchaser with the full terms and conditions of the relevant Notes; provided that Issuer may waive the condition set forth in this Section 4.02(d) on or prior to any Purchase Date; and
(e)    Each Purchase Request shall be deemed to constitute a representation and warranty by Issuer on the relevant Purchase Date as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02 and as to the matters set forth in the Purchase Request.
4.03    No Default. As of the Closing Date and each Purchase Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing, (iii) no Governmental Authority shall have imposed or communicated its intent to impose, a suspension or clinical hold on all of the Clinical Studies, and (iv) the Note Parties shall not have suspended, or have an intention to suspend, all of the Clinical Studies.
4.04    Post-Closing Deliverables. Each Note Party agrees to deliver all items as set forth under Schedule 4.04 to the Disclosure Letter.
SECTION 5     REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES
Each Note Party represents and warrants that:
5.01    Corporate Status. Each Note Party is duly incorporated and/or organized, legally existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and is duly qualified as a foreign corporation or other entity, as applicable, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Each Note Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B to the Disclosure Letter, as may be updated by the Note Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.
5.02    Collateral. Each Note Party has good and valid rights in or power to transfer the Collateral owned by it and title to the Collateral with which it has purported to grant a security interest hereunder, free of all Liens, except for Permitted Liens. Each Note Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.03    Consents. Each Note Party’s execution, delivery and performance of this Agreement and all other Note Documents, and Parent’s consummation of the Equity Purchase, (i) have been duly authorized by all necessary corporate action of such Note Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Note Documents, (iii) do not violate any provisions of such Note Party’s constitutional documents, or other organizational or governing documents (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which such Note Party is subject and (iv) except as described on Schedule 5.03 to the Disclosure Letter, do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Note Documents are duly authorized to do so.
5.04    Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. No Note Party is aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.05    Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Note Party, threatened in writing against any Note Party or its property, that is reasonably expected to result in a Material Adverse Effect.
5.06    Compliance with Laws; Affiliate Transactions.
(a)    No Note Party nor any of its Subsidiaries is in violation in any material respect of any law, rule or regulation, or in default in any material respect with respect to any judgment, writ, injunction or decree of any Governmental Authority.
(b)    Schedule 5.06(b) to the Disclosure Letter is a true, complete and correct (as of the Closing Date) list of all material agreements and contracts between any Note Party (or any of its Subsidiaries) and Roivant (the “Roivant Documents”). No Note Party is in default in any material manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound, including the Roivant Documents, and, to the knowledge of any Note Party with respect to any Person other than any Note Party or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any agreement or instrument evidencing material Indebtedness.

(c)    No Note Party, any of its Subsidiaries, or to any Note Party’s knowledge any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Note Party, nor any of its Subsidiaries, or to the knowledge of any Note Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (1) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations, including the Anti-Bribery Laws, or (2) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(d)    Except as set forth on Schedule 5.06(d) to the Disclosure Letter, each Note Party implemented and maintains in effect policies and procedures to the extent necessary to ensure compliance by each Note Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and to the knowledge of Parent, its Subsidiaries and their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(e)    No Note Party nor any of its Subsidiaries or any of their respective directors, officers or employees, is a Sanctioned Person. No Note, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(f)    No Note Party’s nor any of its Subsidiaries’ properties or assets has been used by such Note Party or such Subsidiary or, to any Note Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.
(g)    Each Note Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.07    Investment Company Act. No Note Party nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Note Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). No Note Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.
5.08    Information Correct and Current. No written information, report, Purchase Request, financial statement, exhibit or schedule furnished, by or on behalf of any Note Party to Agent in connection with any Note Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Note Parties to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Note Parties at the time prepared and (ii) the most current of such projections provided to the Board (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Note Parties, that no assurance is given that any particular projections will be realized, that actual results may differ).
5.09    Tax Matters.
(a)    Except as described on Schedule 5.09 to the Disclosure Letter and except those being contested in good faith with adequate reserves under GAAP or IFRS, as applicable, (a) each Note Party has filed all material federal, state and local tax returns that it is required to file (giving effect to all available extensions), (b) each Note Party has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, or which have or may become due pursuant to such returns, and (c) each Note Party has paid or fully reserved for any material tax assessment received by it which remains unpaid, if any (including any taxes being contested in good faith and by appropriate proceedings).
(b)    The Issuer is not a tax resident in Switzerland within the meaning Article 9(1) of the Swiss Withholding Tax Act.
(c)    There is no stamp duty or similar taxes payable on the issue or transfer of the Notes and Common Shares under current United Kingdom tax law provided that neither an instrument of transfer in respect of such Notes and/or Common Shares is executed in the United Kingdom by any person (other than the Issuer) nor is the instrument of transfer in respect of such Notes and/or Common Shares brought into the United Kingdom by any person (other than the Issuer).

5.10    Intellectual Property Claims. Except as described on Schedule 5.10 to the Disclosure Letter, (a) each of the material Copyrights, Trademarks and Patents is valid and enforceable and (b) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. Exhibit C to the Disclosure Letter is a true, correct and complete list of each of the Note Parties’ Patents, registered Trademarks, registered Copyrights, and material agreements under which a Note Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by a Note Party, in each case as relates to the Study Product as of the Closing Date. The Note Parties are not in material breach of, nor have the Note Parties failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, except as disclosed to the Purchasers, to the Note Parties’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.11    Intellectual Property. Except as described on Schedule 5.11 to the Disclosure Letter the Note Parties have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of the Note Parties’ business as currently conducted and proposed to be conducted by Note Parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC or other applicable law, the Note Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of their business as currently conducted and proposed to be conducted by them, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party.

5.12    Products. Except as described on Schedule 5.12 to the Disclosure Letter, no material Intellectual Property owned by any Note Party or Issuer Product has been or is subject to any actual or, to the knowledge of the Note Parties, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner such Note Party’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Note Party to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of the Note Parties or Products, except where such decree, order, judgment, agreement, stipulation or award would not reasonably be expected to have a Material Adverse Effect. No Note Party has received any written notice or claim, or, to the knowledge of the Note Parties, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Note Parties’ knowledge, is there a reasonable basis for any such claim in each case to where such notice or claim would reasonably be expected to have a Material Adverse Effect. To Note Parties’ knowledge, no Note Party’s use of its Intellectual Property or the production and sale of Products infringes the valid Intellectual Property or other rights of others in any material respect.
5.13    Financial Accounts. Exhibit D to the Disclosure Letter, as may be updated by Note Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Note Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Note Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.14    [Reserved].
5.15    Capitalization and Subsidiaries. The Note Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.15 to the Disclosure Letter, as may be updated by Note Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.16    Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), Myovant England’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction and Myovant Ireland’s centre of main interest is situated in Ireland and it has no establishment in any other jurisdiction. The representation made under this Section 5.16 is made on the date of this Agreement.
5.17    Pensions. Save for Myovant Ireland, none of Parent nor any Subsidiary is, or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the U.K. Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the U.K. Pensions Schemes Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the U.K. Pensions Act 2004) such an employer.
5.18    Pensions (Ireland). None of Parent, nor any Subsidiary is, or has at any time been, participating in or contributing to an occupational pension scheme in Ireland which is not a defined contribution scheme (both terms as defined in the Irish Pensions Act, 1990).
5.19    Study Product Regulatory Matters.
(a)    Each Note Party holds all material approvals and authorizations from Governmental Authorities necessary for such Note Party to conduct its business in the manner in which such business is being conducted with respect to the Study Product, including with respect to the conduct of the then ongoing Clinical Studies and the development, manufacture and testing of the Study Product, and all such approvals and authorizations are in good standing and in full force and effect. No Note Party has received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such approvals or authorizations, except where such notice or communications would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Note Party has, with respect to the Study Product, knowingly made any untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or would reasonably be expected to provide a basis for a Governmental Authority to invoke the U.S. Food and Drug Administration’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.
(c)    No Note Party is, or has ever been, (A) debarred by a Governmental Authority, (B) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Study Product, or (C) charged with, or convicted of, violating any applicable law regarding the Study Product.

(d)    The Study Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled, and stored by or, to the Note Parties’ knowledge on behalf of, the Note Parties in compliance in all material respects with all applicable laws, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports.
(e)    Since April 29, 2016 until the Closing Date, the Study Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication. From the Closing Date and thereafter, the Study Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter or other written communication in each case asserting lack of compliance by the Note Parties with any applicable law, except as would not reasonably be expected to result in a Material Adverse Effect. No Study Product Failure has occurred. As of the Closing Date, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events.
(f)    As of the Closing Date, the Note Parties have made available to Agent true and complete copies of all requested material clinical data, reports and analysis and all requested material correspondence with the U.S. Food and Drug Administration.
(g)    No Note Party or any of their Affiliates has received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Study Product that would reasonably be expected to result in a Study Product Failure.
(h)    No Governmental Authority has imposed, or communicated its intent to impose, a suspension, clinical hold, or other adverse regulatory action regarding the Study Product that would reasonably be expected to result in a Study Product Failure.
(i)    The Note Parties have no intent to suspend or terminate a Clinical Study in a manner that would reasonably be expected to result in a Study Product Failure.
SECTION 6     INSURANCE; INDEMNIFICATION
6.01    Coverage. The Note Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Note Parties’ line of business and in amounts and with deductibles as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification obligations set forth in Section 6.03. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, the Note Parties that are Domestic Subsidiaries shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. All such insurance required under this Section 6.01 shall be provided by financially sound and reputable insurance companies.

6.02    Certificates; Collateral Protection Coverage.
(a)    The Note Parties that are Domestic Subsidiaries shall deliver to Agent certificates of insurance that evidence its compliance with its insurance obligations in Section 6.01 and the obligations contained in this Section 6.02. The Note Parties’ insurance certificate shall state that Agent (shown as “NovaQuest Pharma Opportunities Fund IV, L.P.”, as Agent”) is an additional insured for commercial general liability, and a loss payee for all risk property damage insurance, subject to the insurer’s approval. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.
(b)    Upon the occurrence and during the continuance of an Event of Default, if the Note Parties fail to provide Agent, upon request, with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Issuer’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect the Note Parties’ interests. The coverage purchased by Agent may not pay any claim made by the Note Parties or any claim that is made against the Note Parties in connection with the Note Documents. The Note Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that the Note Parties have obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, to the fullest extent provided by law, Issuer will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Secured Obligations. The costs of the insurance may be more than the cost of insurance the Note Parties are able to obtain on their own.

6.03    Indemnity. Each Note Party agrees to indemnify and hold Agent, the Purchasers and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Note Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Each Note Party agrees to pay, and to save Agent and the Purchasers harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all registration, stamp, excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or the Purchasers) that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of the Collateral or the Note Documents. Except as set forth in the immediately prior sentence, indemnification for Taxes shall be governed by Section 2.08, and this Section 6.03 shall not apply to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim. In no event shall any Note Party or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.03 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.
SECTION 7     COVENANTS OF ISSUER
Each Note Party agrees as follows:
7.01    Financial Reports. The Note Parties shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)    within forty-five (45) days after the end of each of the first three fiscal quarters of Parent’s fiscal year, unaudited interim and year-to-date consolidated financial statements of Parent as of the end of such calendar quarter (prepared on a consolidated basis), including consolidated balance sheet and related consolidated statements of income and cash flows, certified by Parent’s Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director (as set forth in the Compliance Certificate), except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(b)    within ninety (90) days after the end of each fiscal year of Parent, unqualified, and without any going concern or similar limitations (other than a going concern qualification solely with respect to either having less than twelve (12) months of cash or the impending maturity of debt for the fiscal year ending immediately prior to the maturity date of such debt), audited consolidated financial statements of Parent as of the end of such year (prepared on a consolidated basis), including consolidated balance sheet and related consolidated statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent (it being understood that Ernst & Young LLP and any other accounting firm of national standing is reasonably acceptable to Agent);
(c)    (i) while no Event of Default has occurred and is continuing and until a Discharge of Senior Debt (as defined in the Intercreditor Agreement) occurs, within ten (10) days after the end of each month, copies of bank account statements and a report detailing any material contingencies (including the commencement of any material litigation by or against Parent), all certificated by Parent’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or any other duly authorized officer or director; and (ii) while an Event of Default has occurred and is continuing, as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements of Parent as of the end of such month (prepared on a consolidated basis), including balance sheet and related statement of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Note Party), except (A) for the absence of footnotes, (B) that they are subject to normal year-end adjustments, and (C) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
(d)    together with each set of financial statements delivered pursuant to Section 7.01(a), (b) or (c), a Compliance Certificate;
(e)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of any series of its Equity Interests generally and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange, provided that all such proxy statements, financial statements and reports shall be deemed to have been delivered to Agent for purposes of this Section 7.01(e) upon the filing of same with the SEC;
(f)    within fifteen (15) days after their approval by the Board, and in any event, within sixty (60) days after the end of Parent’s fiscal year, financial and business projections as approved by the Board, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(g)    solely after the Amortization Date, in each Compliance Certificate delivered pursuant to Section 7.01(c), evidence of compliance with Section 7.16, in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent, including certification of such compliance by the Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director of Parent;
(h)    within ten (10) days of the end of each fiscal quarter, a reasonably detailed clinical update and regulatory update regarding the Study Product;
(i)    notice of the occurrence of an event that has had or would reasonably be expected to have a Material Adverse Effect within two (2) Business Days after any Note Party or any Subsidiary obtains knowledge thereof; and
(j)    immediate notice if any Note Party or any Subsidiary has knowledge that any Note Party, or any Subsidiary or Affiliate of any Note Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
No Note Party shall make any change in its (a) accounting policies or reporting practices, other than (i) to change its accounting policies or reporting practices from GAAP to IFRS or (ii) to the extent required or otherwise contemplated by GAAP or IFRS, as applicable, the SEC, the U.S. Public Company Accounting Oversight Board or other applicable regulatory requirements or (b) fiscal years or fiscal quarters. The fiscal year of Parent shall end on March 31.
The executed Compliance Certificate may be sent via email to Agent at matthew.bullard@nqcapital.com. All Financial Statements required to be delivered pursuant to clauses (a) and (b) shall be sent via e-mail to matthew.bullard@nqcapital.com with a copy to ryan.wooten@nqcapital.com, provided that, if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: 919-516-0580, attention Matthew Bullard.

Notwithstanding the foregoing, (i) documents required to be delivered under Sections 7.01(a), (b), (c) and (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date on which Parent files such documents with the Commission and such documents are publicly available on the Commission’s EDGAR filing system or any successor thereto, and (ii) in the event the Agent or any Purchaser provides the Issuer with written notice that the Agent or such Purchaser desires not to receive any material, non-public information (a “Restricted Person”), (A) neither the Issuer nor any other Person acting on its behalf shall provide the Agent, Purchasers or their agents or counsel with any information that constitutes or may reasonably be considered to constitute material, non-public information, (B) the Issuer shall not be required to deliver to such Restricted Person any financial statements specified in Section 7.01(a) or (b) or the certifications pursuant to Section 7.01(d) until such financial statements have been publicly filed with the Commission or the information contained in such certifications has been disclosed, as applicable, (C) the Issuer shall not be required to deliver to such Restricted Person any financial and other information pursuant to Section 7.01(c), (f), (g) or (h) (except to the extent any such information is otherwise publicly disclosed), and (D) in the case of any notice pursuant to Section 7.01(i) or any other provision of the Note Documents, the Issuer shall promptly notify each Restricted Person in writing or orally that the Issuer desires to deliver a notice to such Restricted Purchaser containing material non-public information (an “MNPI Notice”). Within five Business Days of receipt of such notification, the Restricted Person may either (i) refuse the delivery of such MNPI Notice, in which case the Issuer’s obligations to deliver such notice to such Restricted Person shall be deemed satisfied, or (ii) notify the Issuer that it wishes to receive such MNPI Notice. A Restricted Person may upon not less than five (5) days prior written notice to the Issuer elect to cease being a Restricted Person.
7.02    Inspection Rights. At all times subject to Section 11.13, the Note Parties shall permit any representative that Agent or the Purchasers authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Note Parties at reasonable times and upon reasonable notice during normal business hours; provided, however, that, so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. At all times subject to Section 11.13, in addition, any such representative shall have the right to meet with management and officers of the Note Parties to discuss such books of account and records and the progress of the Clinical Studies and matters relating to Regulatory Approval.
7.03    Further Assurances.

(a)    Each Note Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give first priority to Agent’s Lien on the Collateral. Each Note Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Agent’s Lien on the Collateral. In addition, and for such purposes only, each Note Party hereby authorizes Agent to execute and deliver on its behalf and to file financing statements (including an indication that the financing statement covers “all assets or all personal property other than intellectual property” of such Note Party in accordance with Section 9-504 of the UCC), and during the continuance of an Event of Default, collateral assignments, notices, control agreements, security agreements and other documents without the signature of the Note Parties either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Note Parties as necessary or appropriate to effect or perfect the grant of Agent’s Lien in the Collateral.
(b)    Notwithstanding anything to the contrary herein or in any other Note Document (i) with respect to any other property or assets acquired after the Closing Date, the Note Parties shall have thirty (30) days, or forty-five (45) days in the case of the Equity Interests, property or assets of, or actions required to be taken by, any Foreign Subsidiary, after the acquisition thereof or such Person becomes a Note Party (or such later date as may be agreed upon by the Agent in the exercise of its reasonable discretion with respect thereto) to take the actions required by this Section 7.03 and Section 7.13, and (ii) no Note Party shall have any obligation to (A) obtain any landlord waivers, estoppels or collateral access letters, (B) perfect a security interest in any letter of credit rights, other than the filing of a UCC financing statement, or (C) obtain control agreements with respect to any Deposit Accounts or accounts holding Investment Accounts outside the United States.
(c)    The Issuer will use its commercially reasonable efforts to (i) procure the listing of the Notes on the BSX (or another recognised stock exchange within the meaning of Section 1005 Income Tax Act 2007) prior to the first interest payment date and (ii) maintain such listing for as long as such Notes are outstanding.
(d)    The Issuer shall: (i) provide the Agent with such information and documents relating to the listing of the Notes, on the BSX or any other stock exchange, as reasonably requested by the Agent; and (ii) obtain the Agent’s prior written consent (such consent not to unreasonably withheld) prior to disclosing any information or detail (other than the disclosure of the Note Documents and the terms of the Notes) to such stock exchange which relate to the Purchasers.

7.04    Indebtedness. No Note Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Note Party an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) in connection with refinancing or replacement Indebtedness, (c) permitted purchase money Indebtedness pursuant to its then-applicable payment schedule, (d) prepayment of Indebtedness between Note Parties and (e) as otherwise permitted hereunder or approved in writing by Agent.
7.05    Collateral.
(a)    Each Note Party shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in the Note Parties’ business or in which the Note Parties now or hereafter hold any interest free and clear from any Liens whatsoever (except for Permitted Liens).
(b)    No Note Party shall agree with any Person other than Agent or the Purchasers not to encumber its property (other than Intellectual Property) other than pursuant to (i) this Agreement and the other Note Documents, (ii) any agreements governing any Permitted Indebtedness, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.08, (v) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, (vi) agreements of any Subsidiary existing at the time such Person became a Subsidiary (and amendments or modifications thereto that do not materially expand the scope thereof); (vii) agreements existing as of the Closing Date (and amendments or modifications thereto that do not materially expand the scope thereof); and (viii) customary provisions regarding confidentiality or restricting assignments, pledges or transfers of any agreement entered into in the ordinary course of business.

(c)    No Note Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Note Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Note Documents to which it is a party other than pursuant to (i) this Agreement and the other Note Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) customary restrictions on the assignment, sublicense or sublease of leases, licenses and other agreements regarding confidentiality, (iv) customary restrictions on Liens in licensing or collaboration agreements relating to such Intellectual Property provided that such restrictions do not prohibit the Liens granted to the Agent pursuant to the Note Documents, (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.08, (vi) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, (vii) agreements of any Subsidiary existing at the time such Person became a Subsidiary (and amendments or modifications thereto that do not materially expand the scope thereof); (viii) agreements existing as of the Closing Date (and amendments or modifications thereto that do not materially expand the scope thereof) (other than shrink-wrap software licenses) and listed on Exhibit E to the Disclosure Letter; and (ix) any agreements governing Permitted Senior Debt.
(d)    Each Note Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to protect and defend title to its assets from and against all Persons claiming any interest adverse to such Note Party or Subsidiary.
7.06    Investments. No Note Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.07    Distributions. No Note Party shall, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (i) pursuant to employee, director or consultant repurchase plans or other similar agreements in accordance with applicable law, provided, however, in each case, the aggregate repurchase or redemption proceeds do not exceed the original consideration received by the relevant Note Party or Subsidiary for such shares, stock or Equity Interest, (ii) repurchases of such shares, stock or Equity Interest deemed to occur upon exercise of stock options or warrants if such repurchased shares, stock or Equity Interest represents a portion of the exercise price of such options or warrants, (iii) repurchases of such shares, stock or Equity Interest deemed to occur upon the withholding of a portion of such shares, stock or Equity Interest granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof) or (iv) purchases of its Common Shares or equity derivatives with respect to its Common Shares (including capped call, call spread, accelerated stock repurchase and forward purchase transactions) using the proceeds from the simultaneous issuance of convertible notes pursuant to a Permitted Convertible Debt Financing, (and any payments under or pursuant to, or settlements of, any such accelerated or forward stock repurchase arrangements, call spreads, capped calls or other derivatives entered into simultaneously at the time of and in connection with a Permitted Convertible Debt Financing); provided that the aggregate net purchase price of such transactions in the aggregate shall not exceed thirty percent (30.00%) of the net proceeds from the Permitted Convertible Debt Financing; or (b) declare or pay any cash dividend or make a cash distribution on any class of shares, stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to any other Note Party or if a Note Party is not its direct parent entity, to its parent entity; or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (d) waive, release or forgive any Indebtedness (other than Indebtedness represented by a Permitted Investment made pursuant to clause (viii) thereof) owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.
7.08    Transfers. Except for Permitted Transfers, no Note Party shall, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets or sell a controlling ownership interest in or majority equity interest in any Subsidiary organized or acquired after the Closing Date.
7.09    Mergers or Acquisitions. No Note Party shall merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with or into any other business organization (other than mergers, amalgamations or consolidations of (a) a Subsidiary which is not a Note Party into another Subsidiary or into a Note Party or (b) a Note Party into another Note Party (including any entity that becomes a Note Party pursuant to Section 7.13 substantially concurrently with the occurrence of such merger, amalgamation or consolidation)), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than in connection with a Permitted Investment or a Permitted Transfer.

7.10    Taxes. Each Note Party and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) any Note Party, any of its Subsidiaries or the Collateral or (ii) upon any Note Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition of the Collateral or upon any Note Party’s or any of its Subsidiaries’ rents, receipts or earnings arising therefrom. Each Note Party shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, any Note Party may contest, in good faith and by appropriate proceedings, taxes for which such Note Party maintains adequate reserves therefor in accordance with GAAP or IFRS, as applicable.
7.11    Corporate Changes. No Note Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. No Change in Control shall occur. No Note Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. No Note Party nor any Subsidiary shall relocate any tangible item of Collateral (other than (i) clinical drug supplies utilized in the ordinary course of business, (ii) sales of assets made in accordance with Section 7.08, (iii) relocations of assets having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (iv) relocations of Collateral from a location described on Exhibit B to the Disclosure Letter to another location described on Exhibit B to the Disclosure Letter) unless (A) it has provided prompt written notice to Agent and (B) if such relocation is to a third party bailee, if not prohibited by applicable law, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.
7.12    Deposit Accounts. Other than Excluded Accounts, no Note Party nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has (i) an Account Control Agreement or (ii) such other agreement or arrangement as a result of which the Agent shall have a perfected security interest therein or as may be otherwise acceptable to Agent for Deposit Accounts and accounts holding Investment Property outside of the United States of America.
7.13    Future Subsidiaries. Each Note Party shall notify Agent of each Subsidiary that is not an Excluded Subsidiary formed subsequent to the Closing Date and, within (i) thirty (30) days of formation of any Subsidiary formed or organized under the laws of the United States of America or any state, commonwealth or territory thereof and (ii) forty-five (45) days of formation of any Subsidiary that is not an Excluded Subsidiary organized outside of the United States of America or any state, commonwealth or territory thereof, shall cause any such Subsidiary, unless otherwise consented to by Agent, to execute and deliver to Agent Joinder Documents or other documents with respect to such entity becoming a guarantor hereunder as reasonably acceptable to Agent.
7.14    Notification of Event of Default. Parent shall notify Agent promptly, and in any event within two (2) Business Days, of (a) the occurrence of any Event of Default, and (b) any termination or default under or material amendment or replacement of any Roivant Document.

7.15    Use of Proceeds. Issuer agrees that the proceeds of the Notes shall be used solely to pay related fees and expenses in connection with this Agreement and to support the clinical development and commercialization of the Study Product.
7.16    Minimum Cash Amount. Beginning on the Amortization Date, the Note Parties shall maintain Unrestricted Cash in an amount greater than or equal to the amount of cash required to make the next four (4) succeeding amortization payments pursuant to Section 2.01(d).
7.17    OFAC. No Note Party nor any of its Subsidiaries shall, nor shall any Note Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Note Party nor any of its Subsidiaries shall, nor shall any Note Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.18    COMI. Neither Myovant England, Myovant Ireland nor any other Subsidiary of any Note Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).
SECTION 8     EQUITY PURCHASE COMMITMENT

8.01    Equity Purchase. Subject to Sections 2.01, 4.03, 8.03 and 8.04, on each Purchase Date, the Purchasers shall, or shall cause their Affiliates (the Purchasers, acting for themselves or through their Affiliates, collectively, the “Equity Purchaser”) to purchase and Parent shall issue and sell (each, an “Equity Purchase”), at the Equity Purchase Price (as defined below), a number of Common Shares (the “Shares”) equal to (a)(i) the principal amount of the Purchase made on such Purchase Date multiplied by (ii) 33.3333%, divided by (b) the Equity Purchase Price, rounded down to the nearest whole Common Share. The “Equity Purchase Price” for each Equity Purchase means (A) the average of the VWAP per Common Share for each Trading Day in the five consecutive Trading Days immediately prior to the relevant Purchase Date multiplied by (B) 105%. “VWAP” means, for any Trading Day, the volume-weighted average price for sales of Common Shares on the Principal Market between regular trading hours (i.e. for the NYSE, the hours of 9:30 a.m. and 4:00 p.m. New York time), as reported by Bloomberg L.P. or, if not reported thereby, another alternative source as reasonably agreed to by Parent and Equity Purchaser. The parties hereto agree that the obligation of Parent under this Section 8 is a separate and independent obligation from the obligation of the Issuer to issue the Notes, and the Notes shall not include or incorporate by reference an obligation of Purchasers to make an Equity Purchase.
8.02    Equity Closings. The initial purchase and sale of the Shares pursuant to this Section 8 will take place remotely via the exchange of documents and signatures on the Closing Date (the initial closing and each closing of a subsequent Equity Purchase in accordance with Section 8.01, each an “Equity Closing”). On the date of each Equity Closing, Parent will instruct its transfer agent to register and deliver via electronic book-entry, or otherwise cause to be delivered a certificate representing, the Shares being purchased by Equity Purchaser within two Business Days of such Equity Closing, and Equity Purchaser shall transfer payment of the aggregate Equity Purchase Price by wire transfer of immediately available funds to a bank account designated by Parent.
8.03    Principal Market Limitation. Notwithstanding the foregoing, Parent and Equity Purchaser agree that no Equity Purchase shall proceed if, after giving effect thereto, it would breach Parent’s obligations under the applicable rules of the Principal Market, including without limitation, Parent’s obligation to obtain shareholder approval.  In the event that Parent, upon advice of its counsel, determines that any Equity Purchase would likely breach Parent’s obligations under applicable Principal Market rules, the Parent shall notify Equity Purchaser within one Business Day of the relevant Purchase Date. In such case, the Equity Purchase shall only proceed to the extent that Parent elects, in its sole discretion, to solicit shareholder approval or otherwise bring the Equity Purchase into compliance with the applicable rules and regulations of the Principal Market.  For the avoidance of doubt, Parent may, but shall be under no obligation to, request its shareholders to approve the issuance of Shares under this Agreement.

8.04    Representations and Warranties of Parent and Equity Purchaser for Equity Closings. As of each Equity Closing, (a) Parent hereby represents and warrants that the representations and warranties set forth in Section 5 hereof and on Exhibit D hereto are true and complete as of such Equity Closing and (b) Equity Purchaser represents and warrants that the representations and warranties set forth in Section 13 hereof are true and complete as of such Equity Closing.
8.05    Limitation on Transfer. Equity Purchaser, and any assignee of record of the Shares issued to Equity Purchaser pursuant to this Section 8 (each such Person, a “Holder”) will not make any disposition of all or any portion of any such Shares unless:
(a)    there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(b)    such Holder has notified Parent of the proposed disposition and has furnished Parent with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such securities under the Securities Act.
Notwithstanding the provisions of Section 8.05(a) and Section 8.05(b), no such registration statement or opinion of counsel will be required: (i) for any transfer of any Shares in compliance with the SEC’s Rule 144, or (ii) for any transfer of any Shares by a Holder that is a partnership, limited liability company, corporation or venture capital fund to (A) a partner of such partnership, member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, or (D) the estate of any such partner, member, or stockholder; provided that, in the case of clause (ii), the transferee agrees in writing to be subject to the terms and conditions of this Section 8 to the same extent as if the transferee were an original Equity Purchaser under this Section 8.
SECTION 9     EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an Event of Default:
9.01    Payments. Any Note Party fails to pay any amount due under this Agreement or any of the other Note Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or any Purchaser or any Note Party’s bank if such Note Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Note Party’s knowledge of such failure to pay; or

9.02    Covenants. Any Note Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Note Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.01(i), 7.03(b)(i), 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.14(a), 7.15 or 7.16) or any other Note Document, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or any Purchaser has given notice of such default to the Note Parties and (ii) any Note Party has actual knowledge of such default or (b) with respect to a default under any of Sections 7.01(i), 7.03(b)(i), 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.14(a), 7.15 or 7.16, the occurrence of such default; or
9.03    Representations. Any representation or warranty made by any Note Party in any Note Document shall have been false or misleading in any material respect when made or when deemed made; or
9.04    Insolvency. An Insolvency Event occurs with respect to any Note Party; or
9.05    Attachments; Judgments. Any material portion of the assets of the Note Parties, taken as a whole, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Two Million Five Hundred Thousand Dollars ($2,500,000), and such judgment remains unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or any Note Party is enjoined or in any way prevented by court order from conducting any material part of its business; or
9.06    Senior Loan Documents. The occurrence of any event of default (after giving effect to any grace or cure period) under the Senior Loan Documents, which results in a right by the Senior Lenders, whether or not exercised, to accelerate the maturity of the Senior Debt or otherwise exercise its remedies under the Senior Loan Documents; or
9.07    Other Obligations. The occurrence of any default (after giving effect to any grace or cure period) under any agreement or obligation of any Note Party involving any Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), which has resulted in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness; or
9.08    Expropriation. The authority or ability of the Note Parties to conduct their business as a whole is limited or wholly or substantially curtailed by any seizure, expropriation or nationalization by or on behalf of any Governmental Authority or other Person in relation to the Note Parties or any of their respective assets.

9.09    Pensions. (a) The U.K. Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to Parent or any Subsidiary (other than Myovant Ireland), unless the aggregate liability of Parent and such Subsidiaries (other than Myovant Ireland) under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000) or (b) the Irish High Court makes an order under section 87 of the Irish Pensions Act, 1990 against the Parent or any Subsidiary unless the aggregate liability of Parent and such Subsidiaries under all such orders is less than Five Hundred Thousand Euro (€500,000).
SECTION 10     REMEDIES
10.01    General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations (including the Notes) together with a Redemption Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.04, all of the Secured Obligations (including the Notes) shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Note Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations (including the Notes), and in furtherance thereof, each Note Party hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Note Party’s account debtors to make payment directly to Agent, compromise the amount of any such account on such Note Party’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Note Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. The Agent shall be entitled to exercise any and all rights and remedies set forth in the Note Documents. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.02    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Note Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Note Party. Agent may require any Note Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Note Party.
The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and each Purchaser in an amount sufficient to pay in full Agent’s and the Purchasers’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;
Second, to the Purchasers in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, any applicable Redemption Charge and the Default Rate interest as set forth in Section 2.03, whether payable in respect of the Notes or pursuant to any other Note Document), in such order and priority as Agent may choose in its sole discretion; and
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Note Parties or their representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.03    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Note Parties or any other Person, and each Note Party expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.04    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11     MISCELLANEOUS
11.01    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.02    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Note Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)    If to Agent:
NovaQuest Pharma Opportunities Fund IV, L.P.
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Email: matthew.bullard@nqcapital.com
Telephone: 919-459-8628
with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
Attention: Daniel S. Porper and Robert E. Futrell Jr.
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Email: dporper@wyrick.com and rfutrell@wyrick.com
Telephone: 919-781-4000
(b)    If to the Purchasers:
NovaQuest Pharma Opportunities Fund IV, L.P.
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Email: matthew.bullard@nqcapital.com
Telephone: 919-459-8628
with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
Attention: Daniel S. Porper and Robert E. Futrell Jr.
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Email: dporper@wyrick.com and rfutrell@wyrick.com
Telephone: 919-781-4000
(c)    If to any Note Party:
c/o Myovant Sciences, Inc.
Attention: Frank Karbe
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
email: Frank.Karbe@myovant.com
Telephone: 650-238-0241

with a copy (which shall not constitute notice) to:

COOLEY LLP
Attention: Gian-Michele a Marca
500 California Street
San Francisco, CA 94117
email: gmamarca@cooley.com
Telephone: 415-693-2148
or to such other address as each party may designate for itself by like notice.
11.03    Entire Agreement; Amendments.
(a)    This Agreement and the other Note Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b)    Neither this Agreement, any other Note Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.03(b). The Required Purchasers and each Note Party party to the relevant Note Document may, or, with the written consent of the Required Purchasers, the Agent and the Note Parties party to the relevant Note Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Note Documents for the purpose of adding any provisions to this Agreement or the other Note Documents or changing in any manner the rights of the Purchasers or of the Note Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Purchasers or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Note Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Note, extend the scheduled date of any amortization payment in respect of any Note, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Purchaser directly affected thereby; (B) eliminate or reduce the consent rights of any Purchaser under this Section 11.03(b) without the written consent of such Purchaser; (C) reduce any percentage specified in the definition of Required Purchasers, consent to the assignment or transfer by the Note Parties of any of their rights and obligations under this Agreement and the other Note Documents, release a material portion of the Collateral or release a Note Party from its obligations under the Note Documents, in each case without the written consent of all Purchasers; or (D) amend, modify or waive any provision of Section 11.18 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Purchaser and shall be binding upon the Note Parties, the Purchaser, the Agent and all future holders of the Notes.

11.04    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.05    No Waiver. The powers conferred upon Agent and the Purchasers by this Agreement are solely to protect its rights hereunder and under the other Note Documents and its interest in the Collateral and shall not impose any duty upon Agent or Purchaser to exercise any such powers. No omission or delay by Agent or the Purchasers at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Note Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or any Purchaser is entitled, nor shall it in any way affect the right of Agent or any Purchaser to enforce such provisions thereafter.
11.06    Survival. All agreements, representations and warranties contained in this Agreement and the other Note Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Purchasers and shall survive the execution and delivery of this Agreement. Sections 6.03, 11.06, 11.13 and 11.18 shall survive the termination of this Agreement.
11.07    Successors and Assigns.
(a)    The provisions of this Agreement and the other Note Documents shall inure to the benefit of and be binding on each Note Party and its permitted assigns (if any), except that no Note Party shall assign its obligations under this Agreement or any of the other Note Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.
(b)    Each of the Agent and the Purchasers may assign, transfer or endorse its rights hereunder and under the other Note Documents (other than the obligation to invest pursuant to Section 8.01, which shall be nontransferable), without prior notice to the Note Parties, and all of such rights shall inure to the benefit of Agent’s and each Purchaser’s successors and assigns.

(c)    Agent, acting solely for this purpose as an agent of the Note Parties, shall maintain at one of its offices a copy of each sale or assignment of each Purchaser pursuant to this Section 11.07 and Section 11.14 delivered to it and a register for the recordation of the names and addresses of the Purchasers and the Note Purchase Commitments of, and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Note Parties, Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Note Parties and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. The identity of each Purchaser is permitted to be disclosed to the tax authorities of Switzerland by the relevant Swiss Guarantor. The parties agree that the foregoing is intended to ensure that the Notes are in “registered form” within the meaning of Section 5f.103-1(c) of the Treasury Regulations promulgated under the Code and shall be interpreted consistently therewith.
(d)    (i) Any Purchaser may, without the consent of the Issuer or the Agent, sell participations to one or more banks or other entities (excluding (x) Parent and its Affiliates and (y) any Person that is a direct competitor of any Note Party (as reasonably determined by Agent in consultation with the Note Parties)) (a “Participant”) in all or a portion of such Purchaser’s rights and obligations under this Agreement; provided that (A) such Purchaser’s obligations under this Agreement shall remain unchanged, (B) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the sale of such Participation shall not affect the free transferability of those Notes issued and outstanding and (D) the Issuer, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall remain the registered holder of its Notes and retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.03(b) that affects such Participant. Subject to paragraph (d)(ii) of this Section 11.07, the Issuer and agrees that each Participant shall be entitled to the benefits of Section 2.08 (subject to the requirements and limitations therein) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to Section 11.07(b).

(ii)    a Participant shall not be entitled to receive any greater payment under Section 2.08 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Issuer’s prior written consent (as applicable) or such right to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.08 unless the Issuer is notified of the participation sold to such Participant and such Participant complies with Section 2.08(d) as though it were a Purchaser (it being understood that the documentation required under Section 2.08(g) shall be delivered to the participating Purchaser). Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
11.08    Exposure Transfers. Subject to Section 11.07, no Purchaser shall enter into any arrangement with another person under which such Purchaser substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:
(a)    relationship between the Purchaser and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Purchaser or any Note Party);
(b)    the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Purchaser under or in relation to this Agreement; and
(c)    the other person will under no circumstances (other than permitted transfers and assignments under Section 11.07) (y) be subrogated to, or substituted in respect of, the Purchasers’ claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Note Parties under or in relation to this Agreement.

11.09    Governing Law. This Agreement and the other Note Documents have been negotiated and delivered to Agent and the Purchasers in the State of New York. This Agreement and the other Note Documents (other than the Bermuda Security Documents, the English Security Documents, the Irish Security Documents, the Swiss Security Documents and such other Note Documents as expressly state the contrary) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
11.10    CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS ARISING IN OR UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT LOCATED IN THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURTS FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST ISSUER OR ANY OTHER NOTE PARTY OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. ISSUER AND EACH OTHER NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. SERVICE OF PROCESS ON ANY PARTY HERETO IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF GIVEN IN ACCORDANCE WITH THE REQUIREMENTS FOR NOTICE SET FORTH IN SECTION 11.02, AND SHALL BE DEEMED EFFECTIVE AND RECEIVED AS SET FORTH IN SECTION 11.02. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.11    Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE NOTE PARTIES, AGENT AND PURCHASER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE NOTE PARTIES AGAINST AGENT, PURCHASER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, PURCHASER OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY NOTE PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Note Parties and the Purchasers; Claims that arise out of or are in any way connected to the relationship among the Note Parties, Agent and the Purchasers; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Note Document.
11.12    Professional Fees. Each Note Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Purchasers after the Closing Date in connection with or related to: (a) the Notes; (b) the administration, collection, or enforcement of the Note; (c) the amendment or modification of the Note Documents; (d) any waiver, consent, release, or termination under the Note Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Note Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Note Parties, the Collateral, the Note Documents, including representing Agent or the Purchasers in any adversary proceeding or contested matter commenced or continued by or on behalf of any Note Party’s estate, and any appeal or review thereof.

11.13    Confidentiality. Agent and the Purchasers acknowledge that certain items of Collateral and information provided to Agent and the Purchasers by the Note Parties are confidential and proprietary information of the Note Parties, if and to the extent such information either (x) is marked as confidential by the Note Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Purchasers agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Note Parties, except that Agent and each Purchaser may disclose any such information: (a) to its own and to its Affiliates’ limited partners, members, managers, directors, individuals or bodies responsible for governance of Agent or the Purchasers (including Agent’s and Agent’s Affiliates’ investment committees and limited partner advisory committees), officers, employees, accountants, counsel and other professional advisors if Agent or the Purchasers in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Note or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Purchasers; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Purchasers’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Purchasers; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Note Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any Participant or assignee of Agent or the Purchasers or any prospective Participant or assignee; provided that such Participant or assignee or prospective Participant or assignee agrees in writing to be bound by this Section prior to disclosure; (h) to any investor or potential investor (or advisors or fiduciaries (including trustees) to such investor or potential investor) in connection with an investment or potential investment transaction in or with Agent or an Affiliate of Agent; or (i) otherwise with the prior consent of the Note Parties; provided that any disclosure made in violation of this Agreement shall not affect the obligations of the Note Parties or any of their respective Affiliates.

11.14    Assignment of Rights. Each Note Party acknowledges and understands that Agent or the Purchasers may, subject to Section 11.07, sell and assign all or part of its interest hereunder and under the Note Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Purchaser” as used in the Note Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Purchasers hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Purchasers shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Purchasers shall relieve any Note Party of any of its obligations hereunder. The Purchasers agree that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
11.15    Revival of Secured Obligations. This Agreement and the Note Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Note Party for liquidation or reorganization or examinership, if any Note Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Note Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Purchasers. The Note Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, any Purchaser or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Note Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Purchasers in Cash.
11.16    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.17    No Third Party Beneficiaries. No provisions of the Note Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Purchasers and the Note Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Note Documents will be personal and solely among Agent, the Purchasers and the Note Parties.
11.18    Agency.

(a)    Each Purchaser hereby irrevocably appoints NovaQuest Pharma Opportunities Fund IV, L.P. to act on its behalf as the Agent and registrar hereunder and under the other Note Documents and authorizes the Agent to (i) take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Note Documents, (iii) act as agent of the Purchasers for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Note Parties on the Collateral to secure any of the Secured Obligations and (iv) exercise such actions and powers as are reasonably incidental thereto.
(b)    Each Purchaser agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Note Parties and without limiting the obligation of the Note Parties to do so), according to its respective Note Purchase Commitment percentages (based upon the total outstanding Note Purchase Commitments) in effect on the date on which indemnification is sought under this Section 11.18, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.
(c)    Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Agent and the term “Purchaser” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.
(d)    Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, the Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Purchasers, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Note Document or applicable law; and

(iii)    except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Note Parties or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
(e)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Purchasers or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(f)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(g)    Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Note Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Note Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Note Documents at the request or direction of the Purchasers unless Agent shall have been provided by the Purchasers with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.19    Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided, however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
11.20    Service of Process. Parent, Myovant England, Myovant Ireland, Myovant Switzerland and each Subsidiary that is organized outside of the United States of America shall each appoint C T Corporation System as its agent for the purpose of receiving and forwarding service of any process in the United States of America.
11.21    Multiple Note Parties.
(a)    Note Party’s Agent. Each Note Party hereby irrevocably appoints Parent as its agent, attorney-in-fact and legal representative for all purposes, including issuing Purchase Requests and receiving account statements and other notices and communications to Note Party (or any of them) from the Agent or any Purchaser. The Agent may rely, and shall be fully protected in relying, on any Purchase Request, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Note Parties, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Note Party as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Note Parties’ obligations hereunder or any other Note Document be affected thereby.
(b)    Waivers. Each Note Party hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Note Party or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Purchaser to any other Note Party, or to exercise any other right or power, or pursue any other remedy the Agent or any Purchaser may have; (ii) any defense arising by reason of any disability or other defense of any other Note Party or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Note Party or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Note Party or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Note Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Note Party or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Note Party hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Note Party), then and in any such event, each Note Party agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Note Party, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Note Party shall be and remain liable to the Agent and the Purchasers under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Purchaser, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Note Party hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Note Party, and all rights of recourse to any assets or property of any other Note Party, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which any Note Party may have under any present or future document or agreement with any other Note Party or other person, and including (but not limited to) any of the foregoing rights which any Note Party may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)    Consents. Each Note Party hereby consents and agrees that, without notice to or by any Note Party and without affecting or impairing in any way the obligations or liability of any Note Party hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Note Party or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Note Parties or any endorsers of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of any Note Party; (v) apply any sums received from any other Note Party, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Note Party consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Note Party, or against or in payment of any or all of the Secured Obligations. Each Note Party further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.
(d)    Independent Liability. Each Note Party hereby agrees that one or more successive or concurrent actions may be brought hereon against such Note Party, in the same action in which any other Note Party may be sued or in separate actions, as often as deemed advisable by Agent. Each Note Party is fully aware of the financial condition of each other Note Party and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Note Party is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Note Party represents and warrants that it is in a position to obtain, and each Note Party hereby assumes full responsibility for obtaining, any additional information concerning any other Note Party’s financial condition and any other matter pertinent hereto as such Note Party may desire, and such Note Party is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)    Subordination.  All Indebtedness of a Note Party or any Subsidiary of a Note Party now or hereafter arising held by another Note Party or Subsidiary of a Note Party is subordinated to the Secured Obligations and the Note Party holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination, or if the Indebtedness is held by a Subsidiary of a Note Party, such Note Party shall take all actions reasonably requested by Agent to cause the Subsidiary to effect, to enforce and to give notice of such subordination.
11.22    Swiss Limitation. Notwithstanding anything to the contrary in this Agreement and the other Note Documents, the obligations of Myovant Switzerland or any other Note Party incorporated in Switzerland (collectively, the “Swiss Guarantor”) and the rights of Agent and the Purchasers under this Agreement and the other Note Documents are subject to the following limitations:
(a)    If and to the extent a guarantee or security interest granted or any other obligations assumed by a Swiss Guarantor under this Agreement and the other Note Documents guarantees or secures obligations of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security interest or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law or would otherwise be restricted under Swiss law and practice then applicable, the proceeds from the enforcement of such guarantee, security interest or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of that Swiss Guarantor’s freely disposable shareholder or quotaholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time and that such limitation shall not free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Guarantor on the basis of an interim audited balance sheet as of that time.
(b)    In respect of Upstream or Cross-Stream Secured Obligations, the Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of the guarantee or security interest granted or other obligations assumed under this Agreement and the other Note Documents, if and to the extent required by applicable law in force at the relevant time:
(i)    procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii)    if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently thirty-five percent (35%) at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;
(iii)    notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and
(iv)    in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction, (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and (B) pay to the Agent upon receipt any amount so refunded.
(c)    The Swiss Guarantor shall promptly take and promptly cause to be taken any action, including the following:
(i)    the passing of any shareholders’ or quotaholders’ resolutions, as may be the case, to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;
(ii)    preparation of up-to-date audited balance sheet of the Swiss Guarantor;
(iii)    confirmation of the auditors of the Swiss Guarantor that the relevant amount represents the Maximum Amount;
(iv)    conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);
(v)    to the extent permitted by applicable law, Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and
(vi)    all such other measures necessary to allow the Swiss Guarantor to use enforcement proceeds as agreed hereunder with a minimum of limitations.

SECTION 12     THE GUARANTEE
12.01    The Guarantee. The Guarantors hereby jointly and severally guarantee to the Purchasers and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes and all fees and other amounts from time to time owing to the Purchasers by Issuer under this Agreement or under any other Note Document and by any other Note Party under any of the Note Documents (but excluding any obligations under Section 8), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Issuer shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
12.02    Obligations Unconditional. The obligations of the Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any lien or security interest granted to, or in favor of, the Purchasers as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
12.03    Reinstatement. The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Purchasers on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Purchasers in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
12.04    Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Note Purchase Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
12.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Purchasers, the obligations of Issuer under this Agreement and under the other Note Documents may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 12.01.
12.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that the Purchasers, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment pursuant to Sections 437c-438 of the California Civil Code (Summary Judgments and Motions for Judgment on the Pleadings).
12.07    Continuing Guarantee. The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.08    Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the first Purchase Date, as of such Purchase Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.
12.09    General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.01 would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
12.10    Certain Waivers.

(a)    To the extent permitted under applicable law, each Note Party hereby waives any rights and defenses that are or may become available to such Note Party by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.
(b)    To the extent permitted under applicable law, each Note Party waives all rights and defenses arising out of an election of remedies by the Purchasers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Note Party’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
12.11    Guarantee Limitations – Ireland.
(a)    The guarantee contained in this Section 12.11 does not apply to any liability to the extent that it would result in the guarantee (i) constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland or (ii) constituting a breach of Section 239 of the Companies Act 2014 of Ireland.
(b)    Each party acknowledges that to the extent that the guarantee has been validated under Section 202 of the Companies Act 2014 of Ireland it shall not constitute unlawful financial assistance under Section 82 of the Companies Act 2014 of Ireland and to the extent that Section 243 of the Companies Act 2014 of Ireland applies it shall not constitute a breach of Section 239 of the Companies Act 2014 of Ireland (in each case to the extent applicable).
SECTION 13     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND EQUITY PURCHASER
13.01    Authorization. The Purchasers and Equity Purchaser have full power and authority to enter into the Purchase Agreement. The Purchase Agreement, when executed and delivered by the Purchasers and Equity Purchaser, will constitute a valid and legally binding obligation of the Purchasers and Equity Purchaser, enforceable in accordance with its terms and conditions, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
13.02    Purchase Entirely for Own Account. The Purchasers are acquiring the Notes and Equity Purchaser is acquiring the Shares for investment for the Purchasers’ and Equity Purchaser’s own account, respectively, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Neither the Purchasers nor Equity Purchaser has a present intention of selling, granting any participation in, or otherwise distributing the same. The Purchasers and Equity Purchaser further represent that the Purchasers and Equity Purchaser do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes or Shares, respectively. Neither the Purchasers nor Equity Purchaser has been formed for the specific purpose of acquiring the Notes or Shares, respectively.

13.03    Disclosure of Information. The Purchasers and Equity Purchaser have had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Parent’s management.
13.04    Restricted Securities. The Purchasers and Equity Purchaser understand that the Notes and Shares, respectively, have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchasers’ and Equity Purchaser’s representations as expressed in this Agreement. The Purchasers and Equity Purchaser understand that the Notes and Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser and Equity Purchaser must hold the Notes and Shares, respectively, indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchasers and Equity Purchaser acknowledge that Parent has no obligation to register or qualify the Notes or Shares, respectively. The Purchasers and Equity Purchaser further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale and the holding period for the Notes or Shares, respectively, and on requirements relating to Parent that are outside of the Purchasers’ and Equity Purchaser’s control, and that Parent is under no obligation and may not be able to satisfy.
13.05    Legends. The Purchasers and Equity Purchaser understand that the Notes and the Shares may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Notes or Shares represented by the certificate so legended, (b) with respect to the Shares, the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO PARENT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
and (c) with respect to the Notes, the following legend:

“THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO EACH INTERCREDITOR AGREEMENT ENTERED INTO FROM TIME TO TIME BETWEEN THE AGENT AND THE PERMITTED SENIOR DEBT REPRESENTATIVES PARTY THERETO, AND THE TERMS OF THIS NOTE, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH INTERCREDITOR AGREEMENTS, AND IF ANY CONFLICT SHALL EXIST BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH INTERCREDITOR AGREEMENTS, THE TERMS OF SUCH INTERCREDITOR AGREEMENTS WILL GOVERN AND CONTROL.
THIS NOTE AND SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, COMPLIANCE WITH RULE 144 UNDER SUCH ACT OR (OTHER THAN FOR A TRANSFER TO AN AFFILIATE) AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER, OR IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF, SUCH ACT.”
13.06    Accredited and Sophisticated Purchaser. Each Purchaser and Equity Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act. Each Purchaser and Equity Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes and Shares, respectively; provided that to the extent a Purchaser or an Equity Purchaser has been formed for the foregoing purpose, it is hereby making the respective representations under this Section 13 with respect to each of its investors.
13.07    No General Solicitation. None of the Purchasers, Equity Purchaser nor any of their respective officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Notes or Shares, as applicable , or (b) published any advertisement in connection with the offer and sale of the Notes or Shares, as applicable.
SECTION 14         INTERCREDITOR AGREEMENT
(a)     The Agent and the Purchasers acknowledge that to the extent any Note Party incurs any Permitted Senior Debt, the priority of Liens granted hereunder and the rights of the parties hereto shall be governed by the applicable Intercreditor Agreement and the Agent and the Purchasers agree to be bound by the terms thereof.

(b)    Notwithstanding anything herein to the contrary, (i) the priority of the Liens and security interests granted to the Agent pursuant to this Agreement are expressly subject to any applicable Intercreditor Agreement and (ii) the exercise of any right or remedy by the Agent or any Purchaser hereunder is subject to the limitations and provisions of such Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement regarding the priority of the Liens and the security interests granted to the Agent or exercise of any rights or remedies by the Agent, the terms of such Intercreditor Agreement shall govern.
(c)     Notwithstanding anything herein to the contrary, to the extent that any Note Party is required hereunder to deliver the Collateral to, or the possession or control by, the Agent pursuant to the terms of this Agreement or any Note Document, such Note Party’s obligations hereunder with respect to such delivery, possession or control shall be deemed to be complied with and satisfied by the delivery of the Collateral to, or the possession or control by, the Permitted Senior Debt Representative or any other party in accordance with the terms of such Permitted Senior Debt, the applicable Intercreditor Agreement or any other document entered into in connection therewith.
(d)    Any reference in this Agreement to a “first priority security interest” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority subject to the claims of the Permitted Senior Debt Representative in the applicable Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Note Parties, Agent and Purchasers have duly executed and delivered this Securities Purchase Agreement as of the day and year first above written.
ISSUER:
MYOVANT SCIENCES LTD.

Signature:	/s/ Marianne L. Romeo
Print Name:	Marianne L. Romeo
Title:	Head, Global Transactions & Risk Management
GUARANTORS:
MYOVANT HOLDINGS LIMITED

Signature:	/s/ Marianne L. Romeo
Print Name:	Marianne L. Romeo
Title:	Director
in the presence of:
Witness Signature:	/s/ Kathleen S. Valdez
Print Name:	Kathleen S. Valdez
Witness Address:	25 Southcourt Ave., Paget, Bermuda
MYOVANT SCIENCES GMBH

Signature:	/s/ Mark Altmeyer
Print Name:	Mark Altmeyer
Title:	Manager

SIGNED
for and on behalf of
MYOVANT SCIENCES IRELAND LIMITED
by its lawfully appointed attorney

Eoin O'Neill
Print name of Attorney

in the presence of:

/s/ David Pierce	/s/ Eoin O'Neill
Witness signature	Signature of Attorney

David Pierce
Print Name

South Bank House, Barrow St., Dublin 4
Print Address

Director
Witness Occupation

MYOVANT SCIENCES, INC.

Signature:	/s/ Matthew Lang
Print Name:	Matthew Lang
Title:	General Counsel & Corporate Secretary

AGENT:
NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:	/s/ John L. Bradley, Jr.
Print Name:	John L. Bradley, Jr.
Title:	Director
PURCHASERS:
NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:	/s/ John L. Bradley, Jr.
Print Name:	John L. Bradley, Jr.
Title:	Director

NOVAQUEST PHARMA OPPORTUNITIES FUND IV (PARALLEL), L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:	/s/ John L. Bradley, Jr.
Print Name:	John L. Bradley, Jr.
Title:	Director

Table of Exhibits and Schedules
Exhibit A:    Joinder Agreement
Exhibit B:    Form of Note
Exhibit C:    Compliance Certificate
Exhibit D:    Additional Representations and Warranties of Parent for Equity Closings
Exhibit E:    Customary Subordination Terms
Exhibit F:    Form of Pricing Supplement

Schedule 1.01(a)    Clinical Trials
Schedule 1.01(b)    Commitments

EXHIBIT A
FORM OF JOINDER
AGREEMENT
This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [    ], 20[ ], and is entered into by and between _______________, a ________ corporation (“Subsidiary”), and NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P., a Cayman Islands exempted limited partnership (as “Agent”).
RECITALS
A.    Subsidiary’s Affiliate, Myovant Sciences Ltd. (“Parent”) has entered/desires to enter into that certain Securities Purchase Agreement dated as of October 16, 2017, with Parent, each Guarantor (as defined in the Purchase Agreement), the several banks and other financial institutions or entities from time to time party thereto as purchasers (each a “Purchaser” and, collectively, the “Purchasers”) and the Agent, as such agreement may be amended, restated or modified (the “Purchase Agreement”), together with the other agreements executed and delivered in connection therewith;
B.    Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Parent’s execution of the Purchase Agreement and the other agreements executed and delivered in connection therewith;
AGREEMENT
NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Purchase Agreement.

2.
By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Purchase Agreement the same as if it were a Guarantor (as defined in the Purchase Agreement) under the Purchase Agreement, mutatis mutandis, provided, however, that (a) with respect to (i) Section 5.01 of the Purchase Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor the Purchasers shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Purchase Agreement or the other Note Documents, (c) that if Subsidiary is covered by Parent’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.01 and 6.02 of the Purchase Agreement, and (d) that as long as Parent satisfies the requirements of Section 7.01 of the Purchase Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or any Purchaser has any duties, responsibilities or obligations arising under or related to the Purchase Agreement or the other Note Documents, those duties, responsibilities or obligations shall flow only to Parent and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Parent in accordance with the Purchase Agreement or as otherwise agreed among Parent, Agent and the Purchasers shall be deemed provided to Subsidiary; (ii) a Purchase Request by Parent shall be deemed a Purchase Request by Subsidiary; and (iii) Subsidiary shall have no right to issue a Purchase Request or make any other demand on the Purchasers.

3.
Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.
Subsidiary acknowledges that it benefits, both directly and indirectly, from the Purchase Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in- possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.
As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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SUBSIDIARY:

By:
Name:
Title:

AGENT:
NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P.

By: NQ POF IV GP, L.P., its general partner
By: NQ POF IV GP, LTD, its general partner

Signature:
Print Name:	John L. Bradley, Jr.
Title:	Director

EXHIBIT B
NOTE
FORM OF NOTE
THIS NOTE IS SUBJECT TO EACH INTERCREDITOR AGREEMENT ENTERED INTO FROM TIME TO TIME BETWEEN THE AGENT AND THE PERMITTED SENIOR DEBT REPRESENTATIVES PARTY THERETO, AND THE TERMS OF THIS NOTE, INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH INTERCREDITOR AGREEMENTS, AND IF ANY CONFLICT SHALL EXIST BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH INTERCREDITOR AGREEMENTS, THE TERMS OF SUCH INTERCREDITOR AGREEMENTS WILL GOVERN AND CONTROL.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, COMPLIANCE WITH RULE 144 UNDER SUCH ACT OR (OTHER THAN FOR A TRANSFER TO AN AFFILIATE) AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER, OR IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF, SUCH ACT.
THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. UPON WRITTEN REQUEST, BORROWER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO BORROWER AT (650) 238-0241.

SENIOR SECURED NOTE
$[●]    [●], 20[●]
Series/Tranche Number: [●]
CUSIP No.: [●]

FOR VALUE RECEIVED, MYOVANT SCIENCES, LTD., an exempted company incorporated and organized under the laws of Bermuda (the “Issuer”), hereby promises to pay to [●], a [●] (the “Purchaser”), at its offices located at [●] (or at such other place or places as the Purchaser may designate), at the times and in the manner provided in the Securities Purchase Agreement, dated as of October 16, 2017 (as amended, modified, restated or supplemented from time to time, the “Purchase Agreement”), among the Issuer, the Purchasers from time to time parties thereto, and NovaQuest Pharma Opportunities Fund IV, L.P., a Cayman Islands exempted limited partnership, as agent for the Purchasers, the principal sum of [●] ($[●].00), under the terms and conditions of this senior secured note (this “Note”). The defined terms in the Purchase Agreement are used herein with the same meaning. The Issuer also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Purchase Agreement.
This Note is one of the Notes referred to in the Purchase Agreement and is issued to evidence the purchase thereof by the Purchaser pursuant to the Purchase Agreement. All of the terms, conditions and covenants of the Purchase Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Purchase Agreement and the other Note Documents. Reference is made to the Purchase Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
In the event of an acceleration of the maturity of this Note pursuant to the Purchase Agreement, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Issuer.
In the event this Note is not paid when due at any stated or accelerated maturity, the Issuer agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.
This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note shall be governed by, and construed in accordance with, the law of the State of New York. The Issuer hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.
IN WITNESS WHEREOF, the Issuer has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.
ISSUER:
MYOVANT SCIENCES LTD.
By:
Title:

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EXHIBIT C
COMPLIANCE CERTIFICATE
Date: ________, 20[ ]
NovaQuest Pharma Opportunities Fund IV, L.P. (as “Agent”)
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Reference is made to that certain Securities Purchase Agreement dated as of October 16, 2017 and the Note Documents (as defined therein) entered into in connection with such Securities Purchase Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Purchase Agreement”) by and among Myovant Sciences, Ltd., each Guarantor (as defined in the Purchase Agreement), the several banks and other financial institutions or entities from time to time party thereto (each a “Purchaser” and collectively, the “Purchasers”) and NovaQuest Pharma Opportunities Fund IV, L.P., as agent for the Purchasers (the “Agent”) and Myovant Sciences Ltd. (the “Parent”) as Issuer and each Guarantor party thereto. All capitalized terms not defined herein shall have the same meaning as defined in the Purchase Agreement.
The undersigned is an Officer of Parent, knowledgeable of Parent’s financial matters, and is authorized to provide certification of information regarding Parent; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Purchase Agreement, except as set forth below, each Note Party is in compliance for the period ending ________ with all covenants, conditions and terms[, including the financial covenant calculation of the Minimum Cash Amount set forth below]1. The undersigned further certifies the attached financial statements are prepared in accordance with GAAP or IFRS, as applicable (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.
Exceptions:

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days

[Minimum Cash Amount Calculation:
1 To be included in Certificates delivered on and after the Amortization Date.

A. Aggregate principal amount of Notes outstanding as of the date of this Certificate:	$[__]
B. Months remaining until Stated Maturity Date	[__]
C. Current quarterly amortization of principal [A / B]:	$[__]
D. Amount required by Section 7.16 of the Credit Agreement [C * 4]:	$[__]
E. Unrestricted Cash	$[__]
Compliance [E > D?]	[Yes] [No]
]2
The undersigned hereby confirms that the Note Parties are in compliance with the applicable covenants contained in the Purchase Agreement[, including Section 7.16 of the Purchase Agreement ,] as of the date first set forth above.
Very Truly Yours,
MYOVANT SCIENCES LTD.

By:

Name:
Its:

2 To be included in Certificates delivered on and after the Amortization Date.

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EXHIBIT D
ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF PARENT FOR EQUITY CLOSINGS
Capitalized terms used, but not defined in this Exhibit D, have the meanings given to them in that certain Securities Purchase Agreement, dated October 16, 2017 (the “Purchase Agreement”), to which this Exhibit D is attached and forms a part. Except as set forth in the disclosure schedules delivered by Parent to Equity Purchaser (the “Disclosure Schedules”), which Disclosure Schedules shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, Parent hereby makes the following representations and warranties to Equity Purchaser as of the date of each Equity Closing (unless the representations and warranties are as of a specific date, in which case they shall be accurate as of such date).
1.1    Authorization; Enforcement; Conflicts. Parent’s consummation of the Equity Purchase (i) has been duly authorized by all necessary corporate action of Parent, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and Liens created by the Purchase Agreement and the other Note Documents, (iii) does not violate any provisions of Parent’s certificate of incorporation, memorandum of association, bye-laws, or any law, regulation, order, injunction, judgment, decree or writ to which Parent is subject, and (iv) does not violate any material contract or material agreement of Parent, except as otherwise disclosed pursuant to the Purchase Agreement or as would not reasonably be expected to have a Material Adverse Effect.
1.2    Filings, Consents and Approvals. Assuming the accuracy of the representations made by the Equity Purchaser in Section 13 of the Purchase Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Parent in connection with the Equity Purchase except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.
1.3    Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms and conditions and for the consideration set forth in Section 8 of the Purchase Agreement, will be duly authorized, validly issued, fully paid and nonassessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and free of restrictions on transfer other than restrictions on transfer under the Purchase Agreement, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Equity Purchaser. The issuance of the Shares will not be subject to any preemptive or similar rights that have not been validly waived. Assuming the accuracy of the representations of Equity Purchaser in Section 13 of the Purchase Agreement and subject to filings described in Section 1.2 above, the offer, sale and issuance of the Shares to be issued pursuant to and in conformity with the terms and conditions of Section 8 the Purchase Agreement, will comply with all applicable federal and state securities laws. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Principal Market or exchange on which the Shares are listed or quoted for trading.

1.4    Capitalization. The capitalization of Parent is as set forth in the SEC Reports (as defined below) in each case as of the dates set forth therein. Except as otherwise disclosed pursuant to the Purchase Agreement or in the SEC Reports, (a) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Purchase Agreement, (b) the issuance and sale of the Common Shares under the Purchase Agreement will not obligate Parent or any Parent Subsidiary to issue Common Shares or other securities to any Person (other than Equity Purchaser) and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under any of such securities and (c) there are no stockholders agreements, voting agreements or other similar agreements with respect to Parent’s shares to which Parent is a party or, to the knowledge of Parent, between or among any of Parent’s shareholders.
1.5    SEC Reports; Financial Statements. Parent has filed all reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), other than Form 8-K reports, required to have been filed. None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has never been an issuer subject to Rule 144(i) under the Securities Act.
1.6    Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Equity Purchase. The Equity Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the Equity Purchase.
1.7    Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Parent has taken no action designed to terminate, or which to its knowledge is likely to have the effect of terminating, the registration of the Common Shares under the Exchange Act nor has Parent received any notification that the Commission is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from the New York Stock Exchange (or other Principal Market on which the Common Shares are listed) to the effect that Parent is not in compliance with the listing or maintenance requirements of such exchange in any material respect that would reasonably be expected to result in a delisting from such exchange. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

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1.8    No Integrated Offering. Assuming the accuracy of the Equity Purchasers’ representations and warranties set forth in Section 13 of the Purchase Agreement, neither Parent, any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would reasonably be expected to cause the issuance of the Shares to Equity Purchaser to be integrated with prior offerings by Parent and as a result require (a) the registration of the Shares under the Securities Act, or (b) shareholder approval under any applicable rules of the NYSE (or other Principal Market on which the Common Shares are listed).
1.9    No General Solicitation. Neither Parent nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or a finder (i) engaged in any general solicitation with respect to the offer and sale of the Shares, or (ii) published any advertisement in connection with the offer and sale of the Shares.
1.10    Regulation M Compliance.  Parent has not, and to its knowledge no one acting on its behalf has (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of any of the Shares or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares.
1.11    No Disqualification Events.  With respect to the Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of Parent, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Parent participating in the offering hereunder, any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Parent has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event and will notify the Equity Purchaser in writing, prior to the date of any Equity Closing, of (i) any Disqualification Event relating to any Issuer Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person. Parent has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Equity Purchaser a copy of any disclosures provided thereunder.

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EXHIBIT E
CUSTOMARY SUBORDINATION TERMS

The payment of the principal, accrued and unpaid interest, if any, and all other amounts due and payable with respect to the issuance of unsecured convertible or exchangeable notes issued by Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (the “Parent”) to the holders thereof (the “Holders”) in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000) (the “Convertible Notes”) as permitted by the terms of the Purchase Agreement (as defined below), is subordinated to the prior payment in full, in cash or other payment satisfactory to the Purchasers, of all existing and future senior indebtedness with respect to the Notes (the “Designated Senior Indebtedness”) issued by the Parent to the Purchasers (the “Purchasers”) from time to time pursuant to the terms of the Securities Purchase Agreement dated as of October 16, 2017 (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning provided in the Purchase Agreement.

If the Parent is dissolved, wound-up, liquidated or reorganized, or if the Parent is the subject of any bankruptcy, insolvency or reorganization, the Parent shall pay the Purchasers of the Designated Senior Indebtedness in full in cash or other payment satisfactory to the Purchasers before the Parent pays the Holders of the Convertible Notes.

If the Convertible Notes are accelerated or subject to repurchase by the Holders, the Parent must pay the Purchasers of the Designated Senior Indebtedness in full all amounts due and owing under the Purchase Agreement before the Parent pays the Holders of the Convertible Notes.

The Parent may not make any payment on or distribution to any Holder or any agent of such Holder in respect of such Holder’s obligations under the Convertible Notes or repurchase, redeem or otherwise acquire the Convertible Notes prior to the date that is one hundred eighty-one (181) days after the Stated Maturity Date.

As a result of these subordination provisions, in the event of a bankruptcy, insolvency or reorganization of the Parent, the Purchasers of the Designated Senior Indebtedness may receive more, ratably, and the Holders of the Convertible Notes may receive less, ratably, than the Parent’s other creditors. These subordination provisions will not prevent the occurrence of any event of default under the Convertible Notes.

If either the Holder of a Convertible Note or its agent receives any payment of any obligations with respect to the Convertible Notes when:

•	the payment is prohibited by these subordination provisions or the terms of the Purchase Agreement; and

•	the Holder of the Convertible Note or its agent has actual knowledge that the payment is prohibited,

the Holder of the Convertible Note or its agent, as the case may be, will hold the payment in trust for the benefit of the Purchasers of the Designated Senior Indebtedness. Within ten (10) business days after receipt of any such payment, the Holder of the Convertible Note or its agent, as the case may be, will deliver the amounts held in trust to the Agent for the benefit of the Purchasers of the Designated Senior Indebtedness.

Notwithstanding anything to the contrary above, the issuance and delivery of the common shares of the Parent upon conversion of any Convertible Note (and cash in lieu of fractional shares) in accordance with the terms thereof will be deemed not to constitute a payment on or distribution in respect of the Parent’s obligations under the Convertible Notes or any repurchase, redemption or other acquisition of any Convertible Note.

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EXHIBIT F
FORM OF PRICING SUPPLEMENT

MYOVANT SCIENCES LTD.

(registered in Bermuda as an exempted company limited by shares with registered number 51163)

Amount of Notes: $[●    ]

Terms used herein shall be deemed to be defined as contained in the terms and conditions set out in the securities purchase agreement dated October 16, 2017 (the “Securities Purchase Agreement”) and the Issuer’s Note issuance programme established thereby.

Notes must be read in conjunction with the terms and conditions set out in the Securities Purchase Agreement.

The Notes shall be senior secured notes and shall be issued subject to the terms and conditions and the provisions of the Securities Purchase Agreement. A copy of the Securities Purchase Agreement is available for inspection from the registered office of the Issuer.

The Notes designated by this Pricing Supplement shall have the following terms which shall complete, modify and amend the terms and conditions set out in the Securities Purchase Agreement.

1. Issuer:	Myovant Sciences Ltd.
2. Guarantors:	As per the Securities Purchase Agreement, [and in addition [●]]
3. Series/Tranche Number:	[●]
4. CUSIP No.:	[●]
5. Denomination:	USD
6. Aggregate Nominal Amount:	[●]
7. Issue Date:	[●]
8. Interest Payment Dates:	As per the Securities Purchase Agreement, first interest payment date of [●]
9. Stated Maturity Date: 10. Stated Interest Rate:	October, 16 2023 15%
11. Paying Agent:	The Issuer
12. Collateral:	As per the Securities Purchase Agreement.
13. Fees payable in connection with listing:	[●]

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SCHEDULE 1.01(a)

CLINICAL STUDIES

Clinical Study	Indication
1. LIBERTY 1: Efficacy & Safety Study of Relugolix in Women With Heavy Menstrual Bleeding Associated With Uterine Fibroids – Clinical Trials.gov Identifier: NCT03049735	Heavy menstrual bleeding associated with uterine fibroids
2. LIBERTY 2: Efficacy & Safety Study of Relugolix in Women With Heavy Menstrual Bleeding Associated With Uterine Fibroids – Clinical Trials.gov Identifier: NCT03103087	Heavy menstrual bleeding associated with uterine fibroids
3. SPIRIT 1: Efficacy and Safety Study of Relugolix in Women With Endometriosis-Associated Pain – Clinical Trials.gov Identifier: NCT03204318	Endometriosis-associated pain
4. SPIRIT 2: Efficacy and Safety Study of Relugolix in Women With Endometriosis-Associated Pain – Clinical Trials.gov Identifier: NCT03204331	Endometriosis-associated pain
5. Study to Evaluate the Safety and Efficacy of Relugolix in Men With Advanced Prostate Cancer (HERO) – Clinical Trials.gov Identifier: NCT03085095	Advanced prostate cancer

SCHEDULE 1.01(b)
COMMITMENTS

PURCHASER	NOTE PURCHASE COMMITMENT
NOVAQUEST PHARMA OPPORTUNITIES FUND IV, L.P.	$54,766,351.80
NOVAQUEST PHARMA OPPORTUNITIES FUND IV (PARALLEL), L.P.	$5,233,648.20
TOTAL COMMITMENTS	$60,000,000.00